Exhibit 2.1

DATED        October 11, 2006

(1)                                         SCOTT LEE GOODWIN

(2)              VISTULA COMMUNICATIONS SERVICES, INC.

AGREEMENT

for the sale and purchase of the whole
of the issued share capital of
Goodman Blue Limited

Forsters LLP
31 Hill Street
London W1J 5LS
Tel: 020 7863 8333
Fax: 020 7863 8444
Email: Mail@Forsters.co.uk
Ref: JPW

SCHEDULE 2	26

Part 1	26

Particulars relating to the Company	26

SCHEDULE 3	27

Part I	27

The Owned IP	27

Part II.	29

The Licensed IP	29

Part III	30

The Third Party Licences	30

SCHEDULE 4	31

Tangible Assets	31

SCHEDULE 5	34

Warranties	34

SCHEDULE 6	46

Revenue Stream	46

SCHEDULE 7	47

Limitation on Liability	47

SCHEDULE 8	48

Buyer’s Warranties	48

SCHEDULE 9	48

O2C Business	48

SHARE PURCHASE AGREEMENT dated       October 11, 2006

BETWEEN:

(1)                                      SCOTT LEE GOODWIN of The Croft, 2A Lime Trees, Christian Malford, Wiltshire SN15 4BN (the “Seller”);

(2)                                      VISTULA COMMUNICATION SERVICES, INC. a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 405 Park Avenue, Suite 801, New York, NY 10022, USA (the “Buyer”).

RECITAL

The Seller desires to sell and the Buyer desires to buy the entire issued share capital of Goodman Blue Limited on the terms of this Agreement.

1.                                                Definitions and Interpretation

1.1                                          In this Agreement unless the context otherwise requires:

“Accounting Date” or “Accounts Date” means 31 October 2005;

“Accounts” means the annual  accounts of the Company the accounting reference period ended on the Accounting Date comprising in each case a balance sheet as at the Accounting Date and a profit and loss account for the year ended on the Accounting Date in each case with the notes and the directors’ and auditors’ reports (if any);

“Accounts Relief” means any Relief which appears as an asset in the Accounts or has been taken into account in reducing or eliminating any provision for deferred tax which appears in the Accounts;

“Agreed Form” means the form agreed between the Parties prior to the making of this Agreement and initialled for the purposes of identification by them or on their behalf;

“Business” means the development and exploitation of the Owned IP and the Licensed IP and includes the O2C Software as described in Schedule 9, as such business is carried on at the date of this Agreement;

“Business Day” means a day (excluding a Saturday or Sunday) which is not a public holiday and on which clearing banks are open for the conduct of sterling banking business in New York, Boston, USA and London, England;

“Buyer’s Solicitors” means Forsters LLP of 31 Hill Street, London W1J 5LS;

“Buyer’s Warranties” means the Buyer’s warranties in clause 19 and Schedule 8;

“Claim” means, unless stated otherwise, a claim by the Buyer against the Seller for a breach of a Warranty, other than a claim for a breach of a Tax Warranty;

“Company” means Goodman Blue Limited, brief details of which are set out in Schedule 2;

“Companies Act” means the Companies Act 1985 as amended by the Companies Act 1989;

“Completion” means the completion of the sale and purchase of the Shares in accordance with this Agreement;

“Completion Date” means 11:59pm today;

“Confidential Information” means all information of a confidential or sensitive nature not at present in the public domain (including without limitation customer lists, sales information, drawings, designs, formulae, catalogues) in whatever form relating to the production or marketing of goods and services;

“Consideration Shares” means the shares of the common stock of the Buyer to be issued fully paid to the Seller in satisfaction of the Purchase Price payable to the Seller pursuant to and as specified in clause 3.1;

“Disclosure Letter” means a letter of even date from the Seller or the Seller’s Solicitors to the Buyer or the Buyer’s Solicitors;

“Disclosure Documents” means documents appended to the Disclosure Letter or the contents of any schedule to it;

“Draft Balance Sheet” as defined in clause 5;

“Employment Agreement” means the employment contract in the Agreed Form to be entered into at Completion between the Seller and the Buyer;

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, title, retention or any other security agreement or arrangement;

“Event” means any one or more event, act, failure, omission or transaction (including the sale of the Shares pursuant to this Agreement);

“FSMA” means Financial Services and Markets Act 2000;

“HSBC Letter” means the letter from HSBC Bank plc (the “Bank”) dated on or around the date of this Agreement relating to the Company’s loan arrangements with the Bank;

“ICTA” means the Income and Corporation Taxes Act 1988;

“Intellectual Property Rights” means patents, trade marks, service marks, rights in designs, rights in computer software, database rights, rights in goodwill or to sue for passing off, unfair competition rights, trade or business names, domain names, know-how, copyright, moral rights, topography rights (whether or not any of these is registered) and including applications for any of the foregoing and the right to apply therefor in any part of the world, and all rights or forms of protection of a similar nature or having similar or equivalent effect to any of these which may subsist in any part of the world;

“Liability for Taxation” means:

(a)                                          any liability to make an actual payment or increased payment of Taxation;

(b)                                         any liability to make a payment or increased payment of Taxation which would have arisen but for being satisfied, avoided or reduced by the use or set off of any Accounts Relief or Post Completion Relief;

(c)                                          the disallowance, loss, reduction or restriction or the setting off against income, profits or gains or against any Taxation otherwise chargeable of any Accounts Relief; and

(d)                                         the disallowance, loss, reduction or restriction of a right to repayment of Taxation which has been treated as an asset of the Company in preparing the Accounts or the setting off of any such right to repayment of Taxation against any actual Liability for Taxation in respect of which the Buyer would but for that setting off have been able to make a successful claim against the Seller under this Agreement;

“Litigation” means any litigation, arbitration, prosecution or other legal proceedings or proceedings before any statutory governmental or regulatory body department or agency, or any other body operating in the public domain;

“Management Accounts” means the management accounts of the Company for the period from the Accounts Date until the Management Accounts Date;

“Management Accounts Date” means 1 August 2006;

“O2C Software” means the order to cash, management, billing and provisioning software licensed by the Company to its customers in the course of the Business and which is also known as “O2C” or “Excalibur”;

“Parties” means the parties to this Agreement;

“Permitted Activities” means the employment of the Seller by Regus Group plc (or one of its subsidiaries) (“Regus”) in the role of Group Managing Director of  IT and Services (or any such other similar role) including the operation and development of O2C Software in the serviced office sector for Regus;

“Post Completion Relief” means any Relief arising in the Company which arises in respect of, any period commencing after Completion and which is not attributable to any Event occurring before Completion;

“Prohibited Areas” means the whole of the world, but if any obligations or restrictions in clause 20 (Post Completion Obligations) shall be adjudged to be void or ineffective by reason of the Prohibited Area being so defined but would be adjudged to be valid and effective if the Prohibited Area were defined as the European Union and the USA then the “Prohibited Area” shall mean the European Union and USA;

“Purchase Price” means the total consideration for the Shares as set out in clause 3;

“Relief” means any relief, allowance, deduction, exemption or set-off relevant to the computation of any liability for Taxation, or any credit against Taxation;

“Securities Act” means the US Securities Act of 1933 as amended;

“Seller’s Solicitors” means Harbottle and Lewis LLP of 14 Hanover Square, London W1S 1HP for the attention of Lisa Bennett or Fiona Dixon;

“Shares” means all the 50,000 Ordinary Shares of £1 each in the Company all of which have been issued, are fully paid and are registered in the name of the Seller;

“Taxation” or “Tax” means:

(a)                                          all forms of taxation including and without any limitation any charge, tax, duty, levy, withholding or liability wherever chargeable imposed for support of national, state, federal, municipal or local government or any other person and whether of the UK or any other jurisdiction; and

(b)                                         any penalty, fine, surcharge, interest, charges or reasonable costs properly incurred in connection with any Taxation within (a) of this definition;

“Tax Claim” means a claim under the Tax Indemnity or under the Tax Warranties;

“Tax Indemnity” means the Indemnity contained at clause 11 of this Agreement;

“Tax Warranties” means the Warranties insofar as they relate to Tax;

“Transaction Documents” means this Agreement, the Employment Agreement and the Disclosure Letter; and

“Warranties” means the warranties given by the Seller in clause 11 and Schedule 5,

and words and phrases to which a particular meaning is assigned in any of the Recitals to this Agreement shall bear the same respective meanings in the operative parts of this Agreement.

1.2                                          In this Agreement, unless expressly stated otherwise:

(a)                                          a reference to a person or people includes a reference to any entity which has legal personality by the law of any applicable country or territory;

(b)                                         a reference to a statute or a provision of a statute includes a reference to any amendment, repeal or re- enactment of it, any subordinate legislation (as defined in s.21(1) Interpretation Act 1978) made under it and  any previous statute or provision re-enacted by it, in any case before or after the date of this Agreement;

(c)                                          a reference to a clause, schedule or to the Parties is to a clause or schedule or the Parties of or to this Agreement, and a reference in any schedule to a paragraph is to a paragraph of that schedule;

(d)                                         a reference to a breach of the Warranties includes a reference to the existence of circumstances which are inconsistent with them;

(e)                                          a reference to any action, legal document, remedy, proceedings, status or other legal concept shall, in respect of any foreign jurisdiction, relate to whatever in that jurisdiction most closely corresponds to the relevant English term;

(f)                                            a reference to an agreement includes any form of arrangement, whether or not in writing and whether or not legally binding;

(g)                                         a reference to the Seller includes his personal representatives; and

(h)                                         reference to a time or date shall, unless the context otherwise requires be to a time and date in the United Kingdom.

1.3                                          Where any warranty contained in this Agreement is qualified by being given or made to the best of the knowledge information or belief of any person giving or making the same or so far as that person is aware or is qualified in any similar way such qualification shall be deemed to be followed by the words “having made all reasonable enquiries”.

1.4                                          Headings shall be disregarded in construing this Agreement.

2.                                                Agreement to Sell and Purchase the Shares

2.1                                          The Seller shall sell and transfer (relying on the Buyer’s Warranties and other obligations of the Buyer under this Agreement) the Shares and the Buyer shall purchase (relying on the Warranties, the Tax Indemnity and the other obligations of the Seller under this Agreement) the Shares free from all Encumbrances.

2.2                                          The Shares are sold together with all rights attached or accruing thereto and together with all dividends and distributions declared, paid or made in respect of periods commencing on or after the date of this Agreement.

2.3                                          The Seller warrants and confirms that:

(a)                                          the Shares constitute all the shares in issue in the Company;

(b)                                         no person other than the Seller has any legal or beneficial interest in any shares in the Company or is shown in the register of members of the Company in the form in which they are today; and

(c)                                          without limitation to (a) and (b) there are no A Ordinary Shares in issue in the Company and Adrian Roscoe has no legal or beneficial interest in any shares in the Company.

The Seller shall indemnify the Buyer against any loss, liability or claim incurred in whole or in part and whether arising directly or indirectly from a breach of or non-performance of an obligation set out in any of 2.3(a)-(c).

2.4                                          The Seller confirms that:

(a)                                          the Company submitted a Claim Form on 5 October 2006 to seek a declaration (the “Declaration”) that the Form 88(2) mistakenly filed by the Company Secretary on 22 February 2006 relating to the purported allotment of 5000 A ordinary shares of £1 each in favour of Adrian Roscoe on 1 August 2005 (the “Filing”) be declared a nullity;

(b)                                         the Registrar of Companies (as Defendant) has consented to the Declaration being made;

(c)                                          upon the court making such a Declaration, Companies House have stated that they will arrange for the Filing to be removed from the Public Record; and

(d)                                         the Declaration was made and submitted to Companies House on 9 October 2006.

The Seller agrees (at the Seller’s expense) to take such further steps on behalf of the Company as may be necessary and possible to arrange for the Filing to be removed from the Public Record and shall indemnify the Buyer on demand against any failure to do so save where any failure in this regard on the Seller’s part is caused by the Company’s failure to act in accordance with the Seller’s reasonable directions.  The Seller will keep the Buyer informed of any action taken in relation to the Declaration and will on request by the Buyer provide the Buyer with any documents or information relation thereto.

3.                                                Purchase Price

The Purchase Price for the Shares is $ 2,500,000 (TWO MILLION FIVE HUNDRED  THOUSAND DOLLARS) to be satisfied by the allotment and issue by the Buyer on Completion to the Seller of 2,500,000 Shares (TWO MILLION FIVE HUNDRED THOUSAND SHARES), credited as fully paid (the “Consideration Shares”).

4.                                                Put Option

4.1                                          In the event that on 1 February 2007 (or if 1 February 2007 is not a trading day, the next day on which the Buyer’s common stock is traded) (the “Benchmark Date”), the closing price for the Buyer’s common stock as quoted on the OTC Bulletin Board is less than $1.00, then the parties hereby agree that the Seller may, at his sole option, require Buyer to purchase (the “Put Option”) the Consideration Shares for an aggregate purchase price of $ 2,500,000 (TWO MILLION FIVE HUNDRED THOUSAND DOLLARS) (the “Option Price”).  The Seller may elect to exercise the Put Option only with respect to all of the Consideration Shares then held by the Seller and may not elect to exercise the Put Option for a portion of such Consideration Shares.

4.2                                          The Seller shall exercise the Put Option by providing written notice of exercise to Buyer together with the certificates representing the Consideration Shares, duly endorsed for transfer to the Buyer or an affidavit of lost certificate in respect thereof, within ten Business Days of the Benchmark Date at the following address: Vistula Communications Services, Inc., 405 Park Avenue, Suite 801, New York, NY 10022, Attn: Chief Executive Officer (the “Put Notice”).  Upon receipt of the Put Notice and the certificates representing the Consideration Shares, Buyer shall, within ten (10) Business Days, tender 50% of the Option Price to Seller by wire transfer in immediately available funds.  The Buyer shall pay the remaining 50% of the Option Price to the Seller by wire transfer in immediately available funds on 1 April 2007 (or if that day is not a Business Day on the next following Business Day).

4.3                                          In the event the Seller fails to deliver the Put Notice to Buyer by 5:00 pm Eastern Standard Time on the tenth Business Day following the Benchmark Date, any right to exercise the Put Option shall be deemed to have lapsed.

4.4                                          For purposes of the Put Option, the Consideration Shares shall include any property received as a distribution on the Buyer’s common stock that occurs between the Completion Date and the date of payment of the Option Price. In the event of any stock dividend, stock split, stock combination or other similar transaction occurring between the Completion Date and the date of payment of the Option Price, the number of Consideration Shares shall be equitably adjusted to reflect such transaction.  In the event any cash dividends are paid on the Buyer’s common stock between the Completion Date and the date the Option Price is paid, the Option Price shall be equitably reduced to reflect such payment.

4.5                                          It is acknowledged that wire transfers between USA and UK may take more than one day.  Accordingly, reference in this clause 4 to dates for transfer of “immediately available funds” shall be construed as the date of dispatch but not necessarily of receipt of such funds.

5.                                                Piggy Back Registration Rights

5.1                                          From and after the Completion Date and until the second year anniversary of the Completion Date, if the Buyer shall determine to prepare and file with the Securities and Exchange Commission a registration statement relating to an offering for its own account or to the extent permissible the account of others under the Securities Act, of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the stock option or other employee benefit plans, then Buyer shall send Seller a written notice of such determination and, if within fifteen days after the date of such notice, the Seller shall so request in writing, the Buyer shall include in such registration statement all or any part of the Consideration Shares, but not less than 50% of the Consideration Shares, the Seller requests to be registered; provided, that, the Buyer shall not be required to register any securities pursuant to this section:

(a)                                          that are the subject of reduction in offering size made by the legal underwriter in a primary offering of the Buyer’s securities; or

(b)                                         eligible for resale pursuant to Rule 144(k) promulgated under the Securities Act; or

(c)                                          that are the subject of a then effective registration statement.

6.                                                Restricted Shares

6.1                                          The Seller understands that the Consideration Shares to be received by such Seller hereunder will not have been registered or qualified under the Securities Act or under the securities laws of any jurisdiction, and the Buyer is not, nor will it be except as provided otherwise herein, under any obligation to register such Consideration Shares under the Securities Act or the securities laws of any jurisdiction.  Such Seller further understands that such Consideration Shares will constitute “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act and that, as such, such Consideration Shares must be held indefinitely unless they are subsequently registered under the Securities Act or unless an exemption from the registration requirements thereof is available.

6.2                                          The Seller is acquiring the Consideration Shares to be received by it hereunder for its own account for investment and not for, with a view to or in connection with any resale or distribution thereof in a manner that violates the Securities Act or any other applicable securities laws.

6.3                                          The Seller by reason of its business and financial experience, and the business and financial experience of those persons retained by the Seller to advise it with respect to its investment in the Consideration Shares to be received by it hereunder, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, and is able to bear the economic risk of such investment and is able to afford a complete loss of such investment.  Such Seller acknowledges and understands that the Buyer’s filings with the U.S. Securities and Exchange Commission (the “SEC”) are publicly available for review via the SEC’s EDGAR website.  The Seller is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act.

6.4                                          The address for the Seller set forth in the introductory paragraph of this Agreement is the true jurisdiction of citizenship, residence and domicile of the Seller, and the Seller has no present intention of becoming a citizen, resident or domiciliary of any other state or jurisdiction.  If the Seller is a corporation, trust, partnership or other entity, the Seller was organized under the laws of the jurisdiction of its principal place of business and has its principal place of business at the address set forth in the introductory paragraph of this Agreement.  The Seller, if an individual, was present in the United States during the current year and the two preceding calendar years for less than 183 days in each year.  No offer of the common stock of the Buyer was made to such Seller in the United States.  At the time the Seller executed this Agreement, the Seller was located outside the United States.  The Seller is not a U.S. Person (as defined below) and is not acquiring the Consideration Shares to be received by it hereunder for the account or benefit of any U.S. Person.  The Seller agrees to resell the Consideration Shares to be acquired hereunder only in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act.  The Seller also agrees not to engage in hedging transactions with regard to such Consideration Shares.

6.5                                          For the purposes of this clause 6, “U.S. Person” shall mean (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate of which any executor or administrator is a U.S. Person, (iv) any trust of which any trustee is a U.S. Person, (v) any agency or branch of a foreign entity located in the United States, (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person, (vi) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States, and (vii) any partnership or corporation if it is organized or incorporated under the laws of any foreign jurisdiction, and was formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined under the Securities Act) who are not natural persons, estates or trusts.

7.                                                Completion Balance Sheet

7.1                                          The Buyer shall promptly following Completion procure that a balance sheet of the Company as at the Completion Date be prepared:

(a)                                          subject to 7.1 (b)-(c) on a basis consistent in all material respects with the balance sheet of the Company comprised in the Accounts;

(b)                                         but for the avoidance of doubt making full provision or accrual to reflect any Taxation liability payable by the Company after Completion but arising from an Event occurring on or before Completion;

(c)                                          putting no value on Intellectual Property Rights, the development costs or any tangible assets of the Company;

(d)                                         subject to 7.1 (a)-(c) stating the net asset value of the Company as at close of business on the date of Completion, and shall deliver a copy thereof to the Seller together with all working papers relating thereto promptly following Completion (the “Completion Balance Sheet”).

7.2                                          The Seller may within 21 days after receipt of the Completion Balance Sheet give notice to the Buyer as to whether it disagrees in any respect with the Completion Balance Sheet and if so shall state in reasonable detail the nature of its objection (a “Notice of Objection”).  If no Notice of Objection is served within such period the Completion Balance Sheet shall be binding on the parties for the purposes of this clause 7.

7.3                                          If the Seller gives a Notice of Objection and the parties are able to agree their differences they shall draw up an amended balance sheet which they agree to substitute for the Completion Balance Sheet (the “Substitute Completion Balance Sheet”).

7.4                                          At any time after a Notice of Objection is served, either party may refer the matter to a partner in a firm of chartered accountants whose identity is agreed upon between them or in the absence of agreement is nominated by the President of the Institute of Chartered Accountants for England and Wales to resolve the matter (the “Expert”).  The Expert shall act as an expert (not as an arbitrator) and shall be entitled to call for such written or oral evidence as he feels appropriate.  The parties agree to provide all reasonable co-operation with the Expert and to provide such evidence or information as the Expert requires from time to time.  However, the Expert shall be instructed to reach a conclusion within 28 days of the referral of the matter to him and to express such conclusion by way of amendments to or substitution of the Completion Balance Sheet with another balance sheet drawn up to  close of business on the date of Completion (the “Determined Completion Balance Sheet”).  His costs shall be borne by the parties in equal amounts (unless he feels it is otherwise appropriate) and in the absence of fraud or manifest error his decision shall be final and binding.

7.5                                          If the net asset value shown on the Completion Balance Sheet (or if a Notice of Objection has been served the net asset value as shown in the Substitute Completion Balance Sheet (if any) or the Determined Completion Balance Sheet (if any)) is less than 0 the Seller shall pay to the Buyer at the Seller’s sole option in cash or by cancellation of Consideration Shares the amount of such deficit within 7 days of the agreement, determination or deemed agreement of such balance sheet.  Where any deficit is met by the cancellation of Consideration Shares for the purposes of this clause 7.5 the value of each share shall be US$1 and the relevant number to be cancelled to satisfy the deficit shall be determined by using the Exchange Rate set out in clause 11.10.  If the net asset value shown on the Completion Balance Sheet (or if a Notice of Objection has been served the net asset value as shown in the Substitute Completion Balance Sheet (if any) or the Determined Completion Balance Sheet (if any)) is more than 0 the Buyer shall pay to the Seller in cash the amount of the excess within 7 days of the agreement, determination or deemed agreement of such balance sheet.

8.                                                Other Post Completion Adjustments

8.1                                          The Company expects to have the benefit of various contracts and arrangements with customers and licensees relating to the O2C Business as described in Schedule 9 (including at least those customers referred to in Schedule 6) following Completion.  The Seller confirms that the Company will generate revenue from the customers of the O2C Business detailed in Schedule 6  (by reference to invoices submitted by the Company to third parties) (“the Revenue Stream”) over the 12 months following Completion (“the Relevant Period”) of at least £350,000 plus VAT (“the Guaranteed Amount”), such Guaranteed Amount to include receivables for September 2006 of £37,711 + VAT.  If the Revenue Stream over the Relevant Period is less than the Guaranteed Amount then the Seller shall indemnify the Buyer against any shortfall and pay the amount so due within 7 days of written demand by the Buyer.

8.2                                          Notwithstanding the provisions of this clause 8 the Seller shall not be liable for any shortfall in the Guaranteed Amount in the event that:

(a)                                          the levels of service provided to third parties and the Company’s business practices following Completion are not in all material respects at least of a level and standard of those prior to Completion; or

(b)                                         the basis of charging those third parties identified in Schedule 6 is other than as set out in Schedule 6.

9.                                                Waiver of Pre-Emption Rights

The Seller hereby waives and undertakes to procure that any other person having such rights shall waive all and any rights of pre-emption over the Shares whether conferred by the Company’s Articles of Association or otherwise.

10.                                          Completion

Completion shall take place on the signing of this Agreement subject to satisfaction of the requirements of Schedule 1.

11.                                          Seller’s Warranties and Limitations on Liability

11.1                                    The Seller hereby warrants for the benefit of the Buyer and its successors in title in the terms set out in Schedule 5 as at the date of this Agreement.  The Seller agrees and acknowledges that the Buyer is entering into this Agreement in reliance on the Warranties.

11.2                                    Each of the Warranties is without prejudice to each and every other Warranty and shall be separately construed and unless specifically provided, is not limited by reference to any other Warranty.

11.3                                    The Seller undertakes to the Buyer that he will promptly notify to the Buyer in writing of any matter or thing which may become known to him after the making of this Agreement which is a breach of any of the Warranties and will if reasonably requested by the Buyer use his reasonable endeavours to prevent or remedy the notified occurrence.

11.4                                    The Warranties and obligations contained in this Agreement shall remain in full force and effect after and notwithstanding Completion.

11.5                                    Subject always to the provisions of Schedule 7 (Limitation on Liability), the Buyer may take action for any breach of the Warranties or any of the same before or after Completion and, in the event of action taken after Completion, Completion shall not in any way constitute a waiver of the Buyer’s rights.

11.6                                    The Seller hereby undertakes (in the event of a claim being made against him in connection with this Agreement) not to make any claim against the Company or against any employee of the Company in respect of any information supplied by any of them to the Seller on or before the date hereof in connection with any of the Warranties and agreements or on which the Seller may have relied before entering into any term of this Agreement or in respect of any matters disclosed or otherwise howsoever in relation to the business or affairs of the Company.

11.7                                    The Buyer shall not be entitled to claim that any fact renders any Warranty untrue or misleading or causes any of them to be breached if it has been fairly disclosed in the Disclosure Letter.

11.8                                    Notwithstanding any other provision of this Agreement, and in addition to the limitations on liability set out in this clause 11 the liability of the Seller in respect of any claim by the Purchaser against the Seller for a breach of a Warranty shall be limited as set out in Schedule 7.

11.9                                    Notwithstanding any other provision of this Agreement save for the provisions of clause 11.11, the Seller shall not be liable:

(a)                                          in respect of all Claims or Tax Claims (other than any Tax Claim under the Tax Indemnity) arising from any single circumstance or group of connected circumstances if the amount of the claim does not exceed £37,500 (THIRTY SEVEN THOUSAND FIVE HUNDRED POUNDS) (the “Threshold”) excluding from consideration any single claim for less than £3,750 (THREE THOUSAND SEVEN HUNDRED AND FIFTY POUNDS) (the “Individual Threshold”) but so that once the Threshold has been reached the Seller shall be liable for the whole of such claims and not merely the excess; or

(b)                                         in respect of any Claim or Tax Claim or any other indemnity given in this Agreement (including those at clauses 2.3, 2.4 and 8.1) to the extent that the aggregate amount of the liability of the Seller for all claims made under this agreement would exceed $ 2,500,000 (TWO MILLION FIVE HUNDRED  THOUSAND DOLLARS).

11.10                              In the event that the Buyer makes any Claim or Tax Claim (a “Relevant Claim”) and the Relevant Claim is agreed or determined by a court of competent jurisdiction prior to the Benchmark Date such Relevant Claim may, at the Seller’s sole option, be satisfied by the cancellation of such number of Consideration Shares as shall be necessary to meet such claim.  For the purposes of this clause 11.10 each Consideration Share shall have a value of US$1 and the dollar to sterling exchange rate both for the calculation of the number of Consideration Shares to be cancelled to satisfy the claim and in respect of the Seller’s overall liability under clause 11.9(b) shall be the mid market spot rate published on the date on which the Relevant Claim is so agreed or determined in the Financial Times (“the Exchange Rate”).

11.11                              The limitations in clause 11.9 shall not apply in the case of the Seller’s fraud, dishonesty or wilful concealment of information.

12.                                          Tax Indemnity

12.1                                    Without limitation to clause 11 (Seller’s Warranties and Limitations on Liability) the Seller covenants with the Buyer to pay to the Buyer by way of reduction of the Purchase Price an amount equal to:

(a)                                          any Liability for Taxation of the Company in respect of or in consequence of:

(i)                                              any income, profits or gains earned, accrued or received on or before Completion; or

(ii)                                           any Event which occurred on or before Completion.

(b)                                         all reasonable costs, expenses, disbursements and reasonable professional fees properly incurred by the Company or the Buyer in connection with any liability falling within clause 11.1(a).

13.                                          Exclusions to the Tax Indemnity

13.1                                    The covenant contained in the Tax Indemnity shall not cover any Liability to Taxation to the extent that:

(a)                                          provision or reserve in respect of that Liability to Taxation has been made in the Accounts, or the Liability to Taxation was taken into account in the preparation of the Accounts; or

(b)                                         the Liability to Taxation was paid or discharged before the Accounts Date, or such payment or discharge was taken into account in the preparation of the Accounts; or

(c)                                          the Liability to Taxation arises in respect of, by reference to or in consequence of:

(i)                                              any income, profits or gains earned, accrued or received, or deemed to have been earned, accrued or received, in respect of the period between the Accounts Date and Completion either: (aa) in the ordinary course of business of the Company, or (bb) to the extent that the Company retains the benefit of such income, profit or gain at

                                                         Completion, or (cc) to the extent that such income, profit or gain has been expended in the ordinary course of business of the Company; or

(ii)                                           any Event occurring between the Accounts Date and Completion in the ordinary course of business of the Company; or

(d)                                         the Liability to Taxation arises as a result of any change in rates of tax made after Completion or of any change in law (or a change in interpretation on the basis of case law), regulation, directive or requirement, or the practice of any tax authority, occurring after Completion; or

(e)                                          the Liability to Taxation would not have arisen or would have been reduced or eliminated but for a transaction, action or omission carried out or effected by the Buyer or the Company, or any other person connected with either of them, at any time after Completion, except that this exclusion shall not apply where any such transaction, action or omission:

(i)                                              is carried out or effected by the Company pursuant to a legally binding commitment created on or before Completion; or

(ii)                                           is carried out or effected by the Company in the ordinary course of business of the Company as carried on at Completion, provided that such Liability to Taxation is in respect of any voluntary transaction, action or omission of the Seller or the Company before Completion which was carried out or effected outside the ordinary course of business; or

(f)                                            the Liability to Taxation arises as a result of a change after Completion in the length of any accounting period for tax purposes of the Company, or (other than a change which is necessary in order to comply with the law or generally accepted accounting principles applicable to the Company at Completion) a change after Completion in any accounting policy or tax reporting practice of the Company; or

(g)                                         notice of a claim in respect of the Liability to Taxation in a form complying with the provisions of clause 15 is not given to the Seller prior to the sixth anniversary of the end of the accounting period of the Company in which Completion occurs, or (where the claim is not previously settled, satisfied or withdrawn) proceedings in respect thereof are not issued to and (to the extent possible) served upon the Seller in England within the six month period following such anniversary and pursued with reasonable diligence thereafter; or

(h)                                         such Liability to Taxation arises as a result of the Company failing to submit the returns and computations required to be made by them or not submitting such returns and computations within the appropriate time limits or submitting such returns and computations otherwise than on a proper basis, in each case after Completion; or

(i)                                             any Relief other than an Accounts Relief or a Post Completion Relief is available, or is, for no consideration, made available by the Seller, to the Company to set against or otherwise mitigate the Liability to Taxation; or

(j)                                             the Liability to Taxation would not have arisen but for:

(i)                                              the making of a claim, election, surrender or disclaimer, the giving of a notice or consent, or the doing of any other thing under the provisions of any enactment or regulation relating to tax, in each case after Completion and by the Buyer or the Company or any person connected with either of them; or

(ii)                                           the failure or omission on the part of the Company after Completion to make any such valid claim, election, surrender or disclaimer, or to give any such notice or consent or to do any other such thing, in circumstances where the making, giving or doing of which was taken into account in the preparation of the Accounts; or

(k)                                          the Liability to Taxation is a liability to tax comprising interest, penalties, charges or costs in so far as attributable to the unreasonable delay or default of the Buyer or the Company after Completion; or

(l)                                             the Liability to Taxation has been paid or otherwise extinguished at no cost to either the Buyer or the Company; or

(m)                                       an amount in respect of that Liability to Taxation has been recovered pursuant to the Warranties;

(n)                                         such Liability to Taxation arises as a result of the any matter or thing done or omitted to be done after the date of this Agreement at the specific written request of the Buyer;

13.2                                    The provisions of clause 13.1 shall also operate to limit or reduce the liability of the Seller in respect of claims under any Tax Warranty.

14.                                          Overprovisions

14.1                                    The Seller may require the auditors for the time being of the Company (if any) and if none (or if the auditors refuse so to act such firm of accountants whose identity is agreed by the parties or in the absence of agreement nominated by the President for the time being of the Institute of Chartered Accountants for England and Wales) to certify, at its request and expense, the existence and amount of any Overprovision and the Buyer shall provide, or procure that the Company provides, any information or assistance required for the purpose of production by the auditors of a certificate to that effect.

14.2                                    Subject to clause 14.4 below:

(a)                                          any Overprovision shall first be set against any payment then due from the Seller under the Tax Indemnity or for breach of any Tax Warranty;

(b)                                         to the extent there is an excess, a payment shall promptly be made to the Seller equal to the aggregate of any payment or payments previously made by the Seller under the Tax Indemnity or for breach of any Tax Warranty up to the amount of the excess.

14.3                                    Either the Seller or the Buyer may, at its expense, require any certificate produced in accordance with clause 14.1 above to be reviewed by the auditors for the time being of the Company in the event that there are relevant circumstances or facts of which it was not aware, and which were not taken into account, at the time when such certificate was produced, and to certify whether the certificate remains correct or whether it should be amended.

14.4                                    If following a request under clause 14.1 the certificate is amended, the revised amount of Overprovision shall be substituted for the purposes of clause 14.2, and any adjusting payment that is required shall be made forthwith.

14.5                                    For the purposes of this clause 14, the term “Overprovision” means, applying the accounting policies, principles and practices adopted in relation to the preparation of the Accounts (and ignoring the effect of any change in law made or action taken by the Buyer or the Company after Completion, or any Relief arising after Completion), the amount by which any contingency or provision in the Accounts relating to tax is overstated.

15.                                          Notification of Claims and Conduct of Disputes

15.1                                    If the Buyer or the Company becomes aware of any Tax Claim the Buyer shall give notice to the Seller of that Tax Claim (including reasonably sufficient details of such claim, the due date for any payment and the time limits for any appeal, and so far as practicable the amount of the claim under the Tax Indemnity or under the Tax Warranties in respect thereof) as soon as possible and in any event not more than 60 Business Days after the Buyer or the Company becomes aware of such Tax Claims and in this context the Buyer or the Company becoming “aware” means the actual knowledge of Adam Bishop or Nicholas Topham or persons under their direction or control.

15.2                                    The Buyer shall not make any admission of liability, agreement or compromise with any person, body or authority in relation to any Tax Claim without the prior written agreement of the Seller which shall not to be unreasonably withheld or delayed.

15.3                                    The Buyer shall give the Seller and his professional advisers reasonable access to the premises and personnel of the Buyer and to any relevant chattels, documents and records within the power, permissions or control of the Buyer to enable the Seller and his professional advisers to examine such chattels, accounts, documents and records and take copies or photocopies of them at his own expense.

15.4                                    The Buyer shall take such action as the Seller may reasonably request to avoid, dispute, resist, appeal, compromise or defend or mitigate any claim which would give rise to a Tax Claim including (without prejudice to the generality of the foregoing) instructing such solicitors or other professional advisers as the Seller may nominate to act in the name of and on behalf of the Buyer, but in accordance with the instructions of the Seller, so that such action shall be delegated entirely to the Seller unless to do so would have a material adverse effect on the Company.

16.                                          Recovery from Third Parties/Tax Savings

16.1                                    If any payment is made by the Seller under the Tax Indemnity or for breach of any Tax Warranty in respect of a Liability to Taxation or other matter and the Buyer or the Company (or any person connected with either of them) receives from any person (other than the Buyer or the Company or any such connected person) a payment or relief which would not have arisen but for the Liability to Taxation or other matter in question or the circumstances giving rise thereto (including without limitation in circumstances where a Liability to Taxation arises because a deduction or other relief assumed to be available in preparing the Accounts is in fact available only in a subsequent period or periods), then:

(a)                                          the Buyer shall notify the Seller of that fact as soon as possible and if so required by the Seller shall take (or shall procure that the Company or other person concerned shall take) such action as the Seller may reasonably request to enforce such recovery or to obtain such payment or relief (keeping the Seller fully informed of the progress of any action taken and providing it with copies of all relevant correspondence and documentation); and

(b)                                         if the Buyer or the Company or other person concerned receives or obtains such a payment or relief, the Buyer shall pay to the Seller the amount received or the amount that the Buyer, the Company or the other person concerned will save by virtue of the payment or the relief (less any reasonable costs of recovering or obtaining such payment or relief and any tax actually suffered thereon) (the “Benefit”) to the extent that the amount of the Benefit does not exceed the aggregate payments previously made by the Seller under the Tax Indemnity and for breach of any Tax Warranty, and except where any amount so saved would otherwise have given rise to a claim under the Tax Indemnity or for breach of any Tax Warranty (in which event no such claim shall be made).  Any amount of the Benefit not so paid to the Seller shall be carried forward and set off against any future Tax Claims.

16.2                                    Any payment required to be made by the Buyer pursuant to clause 16.1 shall be made:

(a)                                          in a case where the Buyer or the Company or other person concerned receives a payment, within five Business Days of the receipt thereof; and

(b)                                         in a case where the Buyer, the Company or other person concerned obtains a relief, on or before the date on which tax would have become recoverable by the appropriate tax authority but for the use of such relief.

16.3                                    Any sum not paid by the Buyer on the due date of payment specified in clause 16.2 shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at a rate per annum equal to the rate of 2 per cent. per annum over the base rate of HSBC Bank from the due date to and including the day of actual payment of such sum compounded six monthly.  Such interest shall be paid on the demand of the Seller.

17.                                          Conduct of Tax Affairs

17.1                                    Subject to clause 15 and to the following sub-clauses, the Buyer or its duly authorised agents shall have sole conduct of all Tax affairs of the Company which relate to accounting periods ending on or after Completion and shall be entitled to deal with such Tax affairs in any way in which it, in its absolute discretion, considers fit.

17.2                                    In respect of any accounting period commencing prior to Completion and ending after Completion (the “Straddle Period”) the Buyer shall procure that the tax returns of the Company shall be prepared on a basis which is consistent with the manner in which the tax returns of the Company were prepared for all accounting periods ending prior to Completion.

17.3                                    The Buyer shall procure that the Company provides to the Seller all tax returns relating to the Straddle Period no later than 20 Business Days before the date on which such tax returns are required to be filed with the appropriate tax authority without incurring interest or penalties.  The Buyer shall further procure that the Company shall consider but shall not be obliged to follow the Seller’s reasonable comments before the tax returns are submitted to the appropriate tax authority.

17.4                                    The Seller shall provide such assistance as the Buyer shall reasonably request in preparing all tax returns relating to the Straddle Period.

18.                                          Due date of Payment under the Tax Indemnity

18.1                                    Where a claim under the Tax Indemnity relates to a liability to make or suffer an actual payment of Tax within paragraph (a) of the definition of Liability for Taxation, the Seller shall pay to an account in the UK nominated by the Buyer any amount payable on or before the date which is the later of the date ten Business Days after demand is made therefor by the Buyer and five Business Days before the first date on which the tax in question becomes recoverable by the tax authority demanding the same.  Provided that:

(a)                                          if the date on which the tax can be recovered is deferred following application to the relevant tax authority, the date for payment by the Seller shall be five Business Days before such later date when the amount of tax is finally and conclusively determined (and for this purpose, an amount of tax shall be deemed to be finally determined when, in respect of such amount, an agreement under section 54 of the Taxes Management Act 1970 or any legislative provision corresponding to that section is made, or a decision of a court or tribunal is given or any binding agreement or determination is made, from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit); and

(b)                                         if a payment or payments to the relevant tax authority prior to the date otherwise specified by this clause would avoid or minimise interest or penalties, the Seller may at its option pay the whole or part of the amount due to the Buyer on an earlier date or dates, and the Buyer shall procure that the Tax in question (or the appropriate part of it) is promptly paid to the relevant tax authority; and

(c)                                          payment is made or cleared funds to an account in the UK nominated by the Buyer.

18.2                                    Where a claim under the Tax Indemnity relates to the use or set-off of an Accounts Relief or Post Completion Relief within paragraph (b) of the definition of Liability for Taxation (in which case the amount of the Liability for Taxation shall be the amount of the actual Liability to Tax that is saved by the use or set-off of the Accounts Relief or Post Completion Relief) the Seller shall pay to the Buyer the amount due under the Tax Indemnity in respect thereof on the later of the date which is two Business Days before the first date on which Tax which would have been payable but for such use or set-off of Accounts Relief or Post Completion Relief becomes recoverable by the tax authority demanding the same, and ten Business Days after demand is made therefor by the Buyer.

18.3                                    Where a claim under the Tax Indemnity relates to the disallowance, loss, reduction or restriction or the setting off against income profits or gains of any Accounts Relief, within paragraph (c) of the definition of Liability for Taxation (in which case the amount of the Liability for Taxation shall be the amount of Tax which would have been saved but for such disallowance, loss, reduction or restriction or set-off - assuming for this purpose that the Company had sufficient profits or was otherwise in a position to utilise the Accounts Relief) the Seller shall pay to the Buyer the amount due under the Tax Indemnity on the date which is the later of the last date on which the Tax is or would have been required to be paid to the relevant tax authority in respect of the period in which the disallowance, loss, reduction or restriction or the setting off of the Accounts Relief occurs and ten Business Days after demand is made therefor by the Buyer.

18.4                                    Where a claim under the Tax Indemnity relates to the disallowance, loss, reduction or restriction of a right to repayment of Taxation within paragraph (d) of the definition of Liability for Taxation (in which case the amount of the Liability for Taxation shall be shall be the amount of the disallowance, loss, reduction or restriction of the right to repayment) the Seller shall pay to the Buyer the amount due under the Tax Indemnity on the date which is the later of the date on which the repayment was due from the relevant taxation authority and ten Business Days after demand is made therefor by the Buyer.

18.5                                    Where a claim under the Tax Indemnity relates to the setting off of any right  to repayment of Taxation against any actual Liability to Taxation within paragraph (d) of the definition of Liability for Taxation (in which case the amount of the Liability for Taxation shall be the amount of Tax saved by the Company as a result of such set-off) the Seller shall pay to the Buyer the amount due under the Tax Indemnity on the date which is the later of the date on which the Tax saved by the Company is or would have been required to be paid to the relevant taxation authority and ten Business Days after demand is made therefor by the Buyer.

18.6                                    Any sum not paid to the Seller on the due date for payment specified in clauses 18.1 to 18.5 shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at a rate of 2 per cent. per annum over the base rate of HSBC Bank from the due date to and including the day of actual payment of such sum, provided that such interest shall not accrue to the extent that the Seller’s liability under the Tax Indemnity extends to interest or penalties arising after the due date.  Any interest due under this clause shall be paid on the demand of the Buyer on or following the date of payment of such sum.

19.                                          Buyer’s Warranties

19.1                                    The Buyer hereby warrants to the Seller in the terms set out in Schedule 8 as at the date of this Agreement.  The Buyer agrees and acknowledges that the Seller is entering into this Agreement in reliance on the Buyer’s Warranties.

19.2                                    Each of the Buyer’s Warranties is without prejudice to each and every other Buyer’s Warranty and shall be separately construed and unless specifically provided, is not limited by reference to any other Buyer’s Warranty.

19.3                                    The Buyer undertakes to the Seller that it will promptly notify to the Seller in writing any matter or thing which may become known to it after the making of this Agreement which is a breach of any of the Buyer’s Warranties and will if reasonably requested by the Seller use its reasonable endeavours to prevent or remedy the notified occurrence.

19.4                                    The Buyer’s Warranties and obligations contained in this Agreement shall remain in full force and effect after and notwithstanding Completion.

19.5                                    The Seller may take action for any breach of the Buyer’s Warranties or any of the same before or after Completion and, in the event of action taken after Completion, Completion shall not in any way constitute a waiver of the Seller’s rights.

19.6                                    Notwithstanding any other provisions of this Agreement, the Buyer shall not be liable:

(a)                                          in respect of all claims relating to any of the Buyer’s Warranties arising from any single circumstance or group of connected circumstances if the amount of the claim does not exceed £37,500 (THIRTY SEVEN THOUSAND FIVE HUNDRED POUNDS) (the “Basket Threshold”) excluding from consideration any single claim for less than £3,750 (THREE THOUSAND SEVEN HUNDRED AND FIFTY POUNDS) (the “Individual Threshold”) but so that once the Basket Threshold has been reached the Buyer shall be liable for the whole of such claims and not merely the excess;

(b)                                         in respect of any claim relating to the Buyer’s Warranties to the extent that the aggregate amount of the liability of the Buyer for all claims made under this Agreement would exceed $ 2,500,000 (TWO MILLION FIVE HUNDRED THOUSAND DOLLARS);

(c)                                          no claim shall be enforceable (save in the case of liability based on fraud) unless notice in writing giving reasonable details of the relevant facts of such claim shall have been received by the Buyer as soon as is reasonably practicable and in any event within 60 Business Days of the Seller becoming aware of such cause of action and by a date occurring not later than the date 2 years after the Completion Date.  A claim notified in accordance with this clause and not satisfied, settled or withdrawn shall be unenforceable against the Buyer on the expiry of the period of 6 months starting on the date of notification of the claim unless proceedings in respect of the claim have been issued and served on the Buyer;

(d)                                         the Seller shall not be able to claim that any fact or circumstance constitutes a breach of any of the Buyer’s Warranties if the Seller has actual knowledge of such fact or circumstance;

(e)                                          for the avoidance of doubt, nothing in this clause shall in any way restrict or limit the general obligation of law of the Seller to mitigate any loss or damage which he may suffer in consequence of any breach by the Buyer of the Buyer’s Warranties;

(f)                                            notwithstanding any other provision of this Agreement, none of the limitations set out in this clause 19 shall apply to any claim against the Buyer where it can be proved by the Seller that such claim is based on any dishonest or fraudulent act or dishonest or fraudulent omission or fraudulent misrepresentation of or by or on behalf of the Buyer.

20.                                          Post Completion Obligations

20.1                                    In further consideration of the Buyer agreeing to buy the Shares on the terms of this Agreement and with the object of transferring to the Buyer the entire benefit of the Business the Seller hereby undertakes to the Buyer that it will:

(a)                                          at any time and from time to time after Completion give to the Buyer on request all information in his possession concerning the business, dealings, transactions or affairs of the Company, claims made or threatened against the Company and the source from and consideration for which any assets of the Company were acquired or derived;

(b)                                         other than in connection with the Permitted Activities not at any time hereafter either for its own benefit or on behalf of any other person take away make use of or disclose to any person (except as may be necessary to comply with any statutory obligation or order of any court or statutory tribunal of competent jurisdiction) any Confidential Information relating to the business or affairs of the Company except to the extent that such information is at the date hereof or at any time thereafter becomes public knowledge otherwise than through any act or default of the Seller;

(c)                                          other than in connection with the Permitted Activities not, either alone or in conjunction with, or on behalf of, any other person:

(i)                                              for a period of 2 years after Completion directly or indirectly carry on or be engaged or (save as a holder for investment purposes only of shares which confer not more than 3% of the votes which may be cast at a general meeting of a company listed on recognised investment exchange (as such expression is defined in s285 FSMA) ) interested in any business in the Prohibited Area competing with any part of the Business as carried on by the Company at Completion or at any time in the 2 years prior to Completion; or

(ii)                                           for a period of 2 years after Completion, whether as principal, agent or servant, canvass or solicit or endeavour to solicit, any person who at any time within 2 years before Completion had been a customer of the Company; or

(iii)                                        for a period of 2 years after Completion directly or indirectly entice or endeavour to entice away from the Company any person who is, or at any time within 2 years before Completion has been, a supplier of the Company; or

(iv)                                       for a period of 2 years after Completion directly or indirectly on behalf of any person or company solicit or entice or endeavour to entice away from the employment of the Company any person who at the date of this Agreement is a director or employee of any such company; or

(v)                                          at any time after Completion use in relation to a business which is competitive or likely to be competitive with that carried on by the Company at Completion any trade or business name or mark, style or logo which is identical to or confusingly or deceptively similar to any name, mark, logo, style or logo used by the Company at Completion or at any time during the two years before Completion.

20.2                                    The Seller agrees that having taken legal advice and having regard to the facts and matters the obligations and restrictions in this clause are reasonable and necessary for the protection of the legitimate interests of the Buyer including without limitation the goodwill and confidential information of the Company and that having regard to those circumstances the obligations and instructions as fair and reasonable.

20.3                                    While the obligations and restrictions contained in sub-clause 20.1 are considered by the Parties to be fair and reasonable in all the circumstances it is agreed that if any of such obligations or restrictions shall be adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if part of the wording were deleted the obligations and restrictions shall apply with such deletions as may be necessary to make them valid and effective.

20.4                                    Each of the obligations in sub-clause 20.1 are separate.  The Parties agree that damages may not be an adequate remedy for a breach of the obligations and restrictions in sub-clause 20.1 and that they may be specifically enforced by preliminary and permanent injunction.

20.5                                    None of the provisions of this clause shall be binding on the Seller’s successors, assigns or personal representatives.

21.                                          Announcements

21.1                                    The Seller hereby agrees that he will at the Buyer’s reasonable expense assist the Buyer in the preparation of any announcements reports circulars and other documents which the Buyer shall be required or shall at any time wish to prepare in connection with or resulting from this Agreement or the sale and purchase hereby effected or any transaction incidental thereto and the Seller will provide or procure for the Buyer copies of all documents and records which the Buyer may from time to time require for this purpose.

21.2                                    Notwithstanding sub-clause 21.1 neither the Seller nor the Buyer shall make any press  statement or other public announcement in connection with any of the matters referred to in this Agreement without the prior consent in writing of the other party and approval by such party of the text of such statement or announcement save in respect of statutory returns.

22.                                          Remedies for Breach

Any remedy conferred on the Buyer or the Seller for breach of this Agreement (including the breach of any Warranty or Buyer’s Warranty) shall be in addition and without prejudice to all other rights and remedies available to that party and the exercise of or failure to exercise any remedy shall not constitute a waiver by the Buyer or the Seller (as appropriate) of any of its or his other rights and remedies.

23.                                          Notices

23.1                                    Any notice required or permitted to be given under this Agreement shall be in writing and in English and shall be deemed to be duly served if:

(a)                                          left at or sent by first class post to the address of the addressee set out in this Agreement (or such other address in the United Kingdom or elsewhere as he shall notify to the other party or parties for the purpose of this Agreement) and in proving such service it shall be sufficient to prove that the envelope or wrapper containing such notice was properly addressed and left or (as the case may be) stamped and posted; or

(b)                                         if sent by fax to:

(i)                                              in the case of the Seller + 44 (0)870 739 0093; and

(ii)                                           in the case of the Buyer + 44 (0)20 7495 1183

so long as a hard copy is delivered or sent by post the next Business Day and in proving such service it shall be sufficient to prove that a satisfactory transmission report was received by the party serving such notice and where notices are sent to the Buyer by fax or by delivery or postage a copy shall be sent to Forsters LLP, 31 Hill Street, London W1J 5LS, fax: 44 (0) 207 8444 for the attention of Jeremy Whiteson and where notices are sent to the Seller by fax or by delivery or postage a copy shall be sent to Harbottle & Lewis LLP, Hanover House, 14 Hanover Square, London W1S 1HP, fax: 44 (0) 20 7667 5100 for the attention of Lisa Bennett.

23.2                                    Any such notice so left or sent by post shall be deemed to have been given at the date when the same is left at the said address or if sent by post on the day after the date of posting. Any notice sent by fax shall be deemed to have been given on the date of sending unless sent after 5.30pm in the recipient’s time zone in which case it shall be deemed to have been given at the beginning of the next Business Day.

24.                                          Assignment

This Agreement and the rights and obligations under it shall not be assignable by either of the parties without the consent of the other party save that the Buyer may assign the benefit of this Agreement to a lender taking security over its assets.  No assignment by the Buyer of the benefit of this Agreement shall oblige the Seller to make a payment to such assignee under the terms of this Agreement which is any greater than the amount that the Seller would have had to pay to the Buyer if the assignment had not taken place.

25.                                          Effect of Completion

Any provision of this Agreement which is capable of being performed after but which has not been performed at or before Completion and all warranties contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

26.                                          Entire Agreement and Variation

This Agreement in the form signed by each of the parties constitutes the entire agreement between the parties relating to the sale and purchase of the Shares.  No future variation shall be effective unless made in writing and signed by each of the parties.

27.                                          Fraud

Nothing in this Agreement operates to limit or exclude any liability for fraud.

28.                                          Governing Law

This Agreement shall be governed and construed in all respects in accordance with the laws of England; each party agrees that the English courts are to have jurisdiction to settle any matter or claim arising under this Agreement and each party submits to the exclusive jurisdiction of the English courts.

29.                                          Third Party Rights

29.1                                    This Agreement and the documents referred to in it are made for the benefit of the parties and their successors and permitted assigns and are not intended to benefit, or be enforceable by anyone else.

29.2                                    Each party represents to the others that their respective rights to terminate, rescind agree any amendment, variation, waiver or deferral under this Agreement are not subject to the consent of any person that is not a party to this Agreement.

30.                                          Counterparts

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

31.                                          Agent for Service of Process

The Buyer hereby irrevocably designates, appoints and empowers Vistula Limited agent to receive for and on its behalf service of process in any legal action, matter of proceedings with respect to this agreement and any of the other Transaction Documents, service on whom shall be deemed completed whether or not received by it.  The Buyer shall inform the Seller in writing of any change in the address of its process agent within 5 Business Days of the date of any such change.  If such process agent ceases to have an address in England, the Buyer hereby irrevocably agrees to appoint a new process agent in England and to deliver to the Seller within 5 Business Days a copy of a written acceptance of appointment by this process agent.  Nothing contained in this Agreement shall however affect the right to serve process in any other manner permitted by law or the right to bring proceedings in ay other jurisdiction for the purposes of the enforcement or execution of any judgement or other settlement in any other courts.

AS WITNESS the hands of the parties or their duly authorised representatives the day and year first before written.

SCHEDULE 1

Completion Requirements

1.                                                Obligations of the Seller

1.1                                          The Seller shall hand to the Buyer duly executed transfers in favour of the Buyer or such persons as it may nominate and the share certificates in respect of the Shares in the names of the relevant transferors.

1.2                                          The Seller shall execute and do all such other documents acts and things as the Buyer shall require in order to perfect the right title and interest of the Buyer to and in the Shares and shall give a power of attorney to the Buyer in respect of the Shares in the Agreed Form.

1.3                                          The Seller shall hand to the Buyer or to such person as the Buyer shall nominate the following:

(a)                                          the statutory books (which shall be written up to but not including the Completion Date), the certificate of incorporation (and any certificates of incorporation on change of name) and common seals of the Company (if any);

(b)                                         the resignations of the sole director and the Secretary of the Company with effect from the end of the board meeting referred to in paragraph 1.4 of this Schedule and acknowledge in a deed that they have no claim for any payment in respect of redundancy or unfair dismissal or compensation for loss of office and that they have no other claim or right of action against the Company; and

(c)                                          statements showing the balance on all bank accounts of the Company at the  latest practicable date before Completion and a list of all sums received and cheques drawn since the date of the relevant statement;

(d)                                         the HSBC Letter in the Agreed Form; and

(e)                                          a written confirmation from the Seller executed as a deed, releasing the Company from any obligation or liability of any kind to the Seller.

1.4                                          The Seller shall procure that a board meeting of the Company be held at which:

(a)                                          it shall be resolved that the transfers in respect of the Shares be passed for registration subject only to their being represented duly stamped;

(b)                                         all existing bank mandates shall be revoked and new instructions to banks shall be given in such form as the Buyer may require;

(c)                                          Rupert Galliers Pratt and Adam Bishop together with any other persons nominated by the Buyer shall be appointed Directors of the Company and Adam Bishop shall be appointed as secretary; and

(d)                                         the registered office of the Company shall be changed to such address as the Buyer may nominate and (subject to the provisions of the Companies Acts) the accounting reference date shall be changed in accordance with any instructions of the Buyer.

1.5                                          The Seller shall hand over or make available to the Buyer all other books of account and records of the Company whatsoever.

1.6                                          The Seller shall deliver a signed copy of the Employment Agreement to the Buyer.

2.                                                Obligations of the Buyer

2.1                                          The Buyer shall issue the Consideration Shares to the Seller and deliver a certificate or certificates representing the Consideration Shares to the Seller.

2.2                                          The Buyer shall deliver a signed copy of the Employment Agreement to the Buyer.

2.3                                          The Buyer shall deliver a letter to the Seller authorising the Seller’s Solicitors to continue to deal with those matters relating to the statutory books of the Company and referred to in clause 2, the fees for which are to be met by the Seller.

SCHEDULE 2

Part 1

Particulars relating to the Company

Registered Office:	The Croft, 2A Lime Trees, Christian Malford, Wiltshire SN15 4BN

Date of Incorporation:	5 October 2001

Registered Number:	4300048

Directors:	Scott Lee Goodwin

Secretary:	Evans Accountants Limited

Share Capital:

Authorised:	£500,000 divided into 500,000 shares of £1 each

Issued and fully paid:	50,000

Shareholders (and no of shares held):	Scott Lee Goodwin (50,000 Ordinary)

Auditors:	None

Accounting Reference Date:	31 October

SCHEDULE 3

Part I

The Owned IP

1.                                                Domain Names

Domain Name	Registrant	Date Registered	Next Renewal Date
goodmanblue.com	Goodman Blue Ltd	23 Apr 2002	23 Apr 2007

goodmanblue.co.uk	Goodman Blue Ltd	26 Feb 2002	26 Feb 2008

goodmanblue.net	Goodman Blue Ltd	23 Apr 2002	23 Apr 2007

goodmanblue.org	Scott Goodwin/ Goodman Blue Ltd	23 Apr 2002	23 Apr 2007

catcheemonkey.co.uk	Goodman Blue Ltd		02-May-2008

centreservicemanager.co.uk	Goodman Blue Ltd		20-Oct-2008

giftmessage.co.uk	Goodman Blue Ltd		26-Feb-2008

Goodmanblue-jobs.co.uk	Goodman Blue Ltd		01-Mar-2008

lifeanddeath.co.uk	Goodman Blue Ltd		12-Jan-2008

myipdesktop.co.uk	Goodman Blue Ltd		09-Feb-2008

Myipoffice.co.uk	Goodman Blue Ltd		09-Feb-2008

sportsmessage.co.uk	Goodman Blue Ltd		03-Apr-2008

visst.co.uk	Goodman Blue Ltd		31-May-2008

catcheemonkey.com	Goodman Blue Ltd		23-Apr-2007

centreservicemanager.com	Goodman Blue Ltd		20-Oct-2007

centreservicemanager.net	Goodman Blue Ltd		20-Oct-2007

centreservicemanager.org	Goodman Blue Ltd		20-Oct-2007

giftmessages.com	Goodman Blue Ltd		02-May-2007

ipservicesuite.com	Goodman Blue Ltd		05-Jan-2007

myipdesktop.com	Goodman Blue Ltd		09-Feb-2008

regus-excalibur.com	Goodman Blue Ltd		16-May-2007

visst.com	Goodman Blue Ltd		30- May-2007

2.                                                Unregistered Trade Marks and Business Names

The Company uses the following unregistered trade and business names in the course of the Business:

(a)                                          Goodman Blue;

(b)                                         Order To Cash;

(c)                                          O2C; and

(d)                                         Excalibur.

3.                                                Software

The O2C Software, save to the extent that the O2C Software is written using the PERL open source programming language and incorporates SQL databases which the Company does not own any of the Intellectual Property Rights in or to.

4.                                                User Guides

The Company owns the copyright in and to the user guides for the O2C Software.  Copies of these user guides are contained in the Disclosure Documents.

Part II

The Licensed IP

1.                                                Open Source Software

The Company uses the following open source software and programming languages in the course of the Business:

(a)                                          PERL programming language;

(b)                                         SQL;

(c)                                          LINUX operating systems.

2.                                                Third Party Proprietary Software

The Company uses the following software under licence from a third party:

Software	No. of Licences
Windows XP	11

Microsoft Office	7

PC Anywhere	1

AVG Anti Virus	7

Win4Lin	3

Sage Accounts	1

Sage Payroll	1

Part III

The Third Party Licences

1.                                                Licences of the O2C Software to Customers

The Company has granted licences of the O2C Software to the following third parties:

(a)                                          MWB;

(b)                                         Regus;

(c)                                          MLS;

(d)                                         Level (3);

(e)                                          VNS;

(f)                                            Mitel; and

(g)                                         City Call.

SCHEDULE 4

Tangible Assets

Equipment Register

User Equipment

Description	Type	Make/Model	Processor	RAM	Disk
April PC	PC	Compaq Deskpro	P3 733	512 Mb	1* 40Gb

Caroline PC	PC	Unbranded	Athlon XP 1150	1Gb	1* 40Gb

Jo PC	PC	Compaq Deskpro	P3 933	512Mb	1 * 40Gb

Michael PC	PC	Shuttle PC	Athlon XP 2200	512Mb	1 * 40Gb

Development PC	PC	Unbranded	P4 3.0	1Gb

Richard PC	PC	Unbranded	P4 3.0	1Gb	1 * 40Gb, 1 * 230Gb

Richard PC 2	PC	HP	P4 2.8	1.24Gb	1 * 40Gb

Richard Laptop 1	Laptop	IBM

Richard Laptop 2	Laptop	Sony

Martin PC	PC	Unbranded	P4 3.0	1Gb	1 * 40Gb

Martin Laptop	Laptop	Sony

Jez Laptop	Laptop	Acer Ferrari 3200	Athlon 64 2800	512Mb	1 * 80Gb

Jeff Laptop	Laptop	IBM

Paul PC	PC	Unbranded	P4 3.0	1Gb	1 * 40Gb, 2 * 160Gb

Paul PC 2	PC	Shuttle PC	P4 2.0	512Mb	1 * 10Gb

Servers

Description	Type	Make/Model	Processor	RAM	Disk
Server 1	PC	Unbranded	Intel P4 2.8Ghz	2Gb	2 * 75Gb

Server 2	PC	Unbranded	Intel P4 2.8Ghz	1.5Gb	1 * 75Gb

Server 3	Server	Unbranded	2 * Intel Xeon 3.2Ghz	2Gb	130Gb RAID 10

E420	Server	Sun e450

Test 1 Server	Server	Unbranded	Intel P4 3.0Ghz	2Gb	1 * 30Gb

Test 2 Server	Server	Unbranded	Intel P3 650Mhz	512Mb	2 * 40Gb

Mail Server	Server	Dell	Intel P3 600Mhz	756Mb	18Gb RAID 5

FTP Server	PC	Compaq Deskpro	Intel P3 700Mhz	128Mb	1 * 40Gb

DNS Server	PC	Compaq Deskpro	P2 400Mhz	64Mb	1 * 40Gb

Firewall	PC	Compaq Deskpro	Intel P3 700Mhz	128Mb	1 * 10Gb

Rack	Rack	Cannon

Ethernet Switches *2	Switch	D-Link

Description	Type	Make/Model
Adobe Photoshop CS	Graphics

Adobe Acrobat	PDF creation

Macromedia Studio	Web Design

Microsoft Office 2000	Office

PC Anywhere	Remote Admin

Solaris 8	OS

Solaris 10	OS

Servers at Harbour Exchange

Description	Type	Make/Model	Processor	RAM	Disk

Shared — Regus/CityCall/SMS

LBMaster	Server	1u — Flexiserv load balan	Celeron 2.0Ghz	512Mb	1 * 40Gb

LBSlave	Server	1u — Flexiserv load balan	Celeron 2.0Ghz	512Mb	1 * 40Gb

Regus

DB1	Server	2u — black	2 * Intel Xeon 2.4Ghz	2Gb	70Gb RAID 5

DB2	Server	2u — black	2 * Intel Xeon 2.4Ghz	2Gb	70Gb RAID 10

DB3	Server	2u — black	2 * AMD Opteron 244	2Gb	140Gb RAID 10

WEB1	Server	1u — Flexiserv	Intel P4 3.0Ghz	1Gb	1 * 40Gb

WEB2	Server	1u — Flexiserv	AMD Opteron 64 3000+	1Gb	1 * 40Gb

WEB3	Server	1u — Flexiserv	Intel P4 3.0Ghz	1Gb	1 * 40Gb

WEB4	Server	1u — Flexiserv	Intel P4 3.0Ghz	1Gb	1 * 40Gb

EDC1	Server	1u — Flexiserv	Intel P4 3.0Ghz	1Gb	1 * 40Gb

EDC2	Server	1u — Flexiserv	Intel P4 3.0Ghz	1Gb	1 * 40Gb

CityCall/SMS

Web5	Server	1u — Flexiserv	Intel P4 3.0Ghz	1Gb	1 * 40Gb

Web6	Server	1u — Flexiserv	Intel P4 3.0Ghz	1Gb	1 * 40Gb

DB4	Server	2u — black	2 * Intel Xeon 3.0Ghz	2Gb	140Gb RAID 10

MWB

LBMaster	Server	1u — Flexiserv load balan	Intel P4 2.4Ghz	512Mb	1 * 40Gb

LBSlave	Server	1u — Flexiserv load balan	Intel P4 2.4Ghz	512Mb	1 * 40Gb

MDB1	Server	4u — black	Intel P4 3.2Ghz	2Gb	70Gb RAID 10

Mweb1	Server	2u — black	AMD Opteron 64 3000+	1Mb	1 * 40Gb

Mweb2	Server	2u — black	AMD Opteron 64 3000+	1Mb	1 * 40Gb

Mweb3	Server	1u — Flexiserv	Intel P4 3.0Ghz	1Gb	1 * 40Gb

SCHEDULE 5

Warranties

1.                                                The Shares and execution of this Agreement

1.1                                          The Shares constitute the whole of the issued and allotted share capital of the Company and are fully paid or credited as fully paid and there are no options over or other rights (whether exercisable now or in the future and whether contingent or not) to acquire any shares or subscribe for shares in the capital of the Company.

1.2                                          The Seller is the legal and beneficial owners of the Shares and has full capacity and authority to sell them in accordance with the terms of this Agreement.

1.3                                          There is no pledge, lien, option, warrant, charge or encumbrance on, over or affecting any of the Shares, no agreement to create such pledge, lien, option, warrant, charge or encumbrance has been made and no claim has been made that any person is entitled to any such pledge, lien, charge or encumbrance.

1.4                                          No consent, approval, authorisation or order of any court or government or local agency or body or any other person is required by the Sellers or the Company for the execution or implementation of this Agreement and compliance with the terms of this Agreement does not and will not:

(a)                                          conflict with, result in the breach of or constitute a default under any obligation by which the Company may be bound or any provision of the memorandum or articles of association of  the Company;

(b)                                         relieve any person from any material obligation to the Company or provide grounds of the termination by any party of any agreement with the Company or the cessation of any licence or permission; or

(c)                                          result in the creation, imposition, crystallisation or enforcement of any encumbrance on any of the assets of the Company.

2.                                                Accuracy of information

2.1                                          Information in this Agreement

(a)                                          The information contained or referred to in Schedule 2 (The Company) is true and accurate and not misleading; and

(b)                                         the information contained or referred to in Schedule 3 (Intellectual Property) and Schedule 4 (Tangible Assets) is true, complete and accurate in all material respects and not misleading.

The Company does not have and has never had any subsidiary or any associate (being a company which falls to be treated as such for the purposes of FRS 9) nor is it or has it been a member of or the beneficial owner of any shares, securities or other interest in any company or other person.

3.                                                The Seller

3.1                                          Save through the Company, neither the Seller nor any other person who is a director of the Company (whether alone or for, together with or as agent or officer of any other person, firm or company or through the medium of any company, partnership, unincorporated body or otherwise) carries on or is engaged, concerned or interested, whether directly or indirectly, in any company or business which competes with the business of the Company.

4.                                                Accounts

4.1                                          The Accounts have been prepared in accordance with accounting principles, standards and practices which are generally accepted in the United Kingdom and on the same basis and in accordance with the same accounting policies as the corresponding accounts for the preceding three financial years, comply with the requirements of the Companies Act 1985 and give a true and fair view of the state of affairs of the Company at the Accounts Date and of the profits and losses for the period concerned.

4.2                                          The Accounts make adequate provision for or, in the case of actual liabilities, properly disclose, note or take into account as at the Accounts Date:

(a)                                          all liabilities whether actual contingent or disputed;

(b)                                         all capital commitments whether actual or contingent;

(c)                                          all bad and doubtful debts;  and

(d)                                         all Taxation.

4.3                                          The Accounts adequately provide or reserve for all taxation (of any nature whatsoever including all sums imposed, charged, assessed, levied, or payable under taxation legislation whether in the United Kingdom or elsewhere) for which the Company was liable at the Accounts Date.

4.4                                          The profits (or losses) shown in the Accounts have not to a material extent been affected (except as disclosed therein) by any extraordinary or exceptional event or circumstance or by any other factor rendering such profits unusually high or low.

5.                                                Events since the Accounts Date

5.1                                          Since the Accounts Date as regards the Company:

(a)                                          its business has been carried on in the ordinary course and so as to maintain the same as a going concern;

(b)                                         it has not acquired or disposed of or agreed to acquire or dispose of any business or any material asset (other than trading stock in the ordinary course of the business carried on by it and other than a sale of a software licence to Regus Group plc on terms set out in the Disclosure Letter and/or Disclosure Documents) or assumed or acquired any material liability (including a contingent liability);

(c)                                          no dividend or other distribution (as defined by ICTA) has been declared, made or paid to its members nor has it repaid any loan capital or other debenture;

(d)                                         it has not borrowed monies (except in the ordinary course of the business carried on by it or from its bankers under agreed loan facilities);

(e)                                          there has not been any material deterioration in the financial position of the Company;

(f)                                            no part of the business  of the Company has been effected to a material extent by the loss of any important employee or consultant, or of any source of supply or by the cancellation or loss of any order or contract or by any other abnormal factor or event nor so far as the Seller is aware are there any circumstances likely to lead thereto; and

(g)                                         no employee has been dismissed or made redundant in the last 12 months nor so far as the Seller is aware has the Company taken or omitted to take any action which would entitle any employee to claim that he has been constructively dismissed.

5.2                                          The Management Accounts have been prepared by the Company with reasonable care and attention having regard to the purposes for which they have been prepared, and show a reasonably accurate view of the state of affairs of the Company as at and for the period in respect of when they have been prepared.

6.                                                Taxation

6.1                                          The Company has duly made all returns and given or delivered all notices, accounts and information in respect of Taxation which ought to have been made to and is not involved in any dispute with the HM Revenue and Customs or other Tax authority concerning any matter likely to materially affect in any way the liability (whether accrued, contingent or future) of it to Taxation of any nature whatsoever or other sums imposed, charged, assessed, levied or payable under the provisions of the taxation statutes and the Company is not aware of any matter which may lead to such dispute.

6.2                                          The Company has duly paid or fully provided for all Taxation for which it is liable and there are no circumstances in which interest or penalties in respect of Taxation not duly paid could be charged against it in respect of any period prior to Completion.

6.3                                          No material liability of the Company to Taxation has arisen or will arise up to Completion save for corporation tax payable in respect of normal trading profits earned by it or income tax deducted under PAYE regulations or national insurance contributions or Value Added Tax or sickness pay or any other Taxation incurred in the ordinary course of business of the Company for which it is accountable to HM Revenue and Customs or other relevant tax authority and which has where appropriate been deducted or charged and where due paid to HM Revenue and Customs or such other relevant authority.

6.4                                          The Company has not entered into or been a party to any schemes or arrangements in respect of which the main purpose or one of the main purposes is or was the avoidance of Tax for the Company or (so far as the Seller is aware) any other person.

6.5                                          All documents in the possession of the Company or to the production of which it is entitled and which attract stamp or transfer duty in the United Kingdom or elsewhere have been properly stamped.

7.                                                Litigation

7.1                                          Neither the Company nor, so far as the Seller is aware, any person for whose acts and defaults it is  vicariously liable, is at present engaged whether as claimant, defendant or otherwise in any legal action, proceeding or arbitration which is either in progress so far as the Seller is aware is threatened or is pending (other than as claimant in the collection of debts arising in the ordinary course of the business carried on by it none of which exceeds £1,000 and which do not exceed £5,000 in aggregate) or is being prosecuted for any criminal offence and no governmental or official investigation or inquiry concerning the Company is in progress or so far as the Seller is aware pending.

7.2                                          There are no circumstances known to the Seller likely to lead to any such claim or legal action, proceeding or arbitration (other than as aforesaid) prosecution, investigation or enquiry.

8.                                                Property

The Company has no interest in any freehold property and the Company has not entered any leases or licences for the occupation of property (whether current or past) other than as disclosed in the Disclosure Letter.

9.                                                Assets

9.1                                          All assets used by and all debts due to the Company or which have otherwise been represented as being its property or due to it or used or held for the purposes of its business are at the date of Completion its absolute property and none is the subject of any Encumbrance (save in respect of liens arising in the normal course of trading) or the subject of any factoring arrangement, hire-purchase, retention of title, conditional sale or credit sale agreement.

9.2                                          Each asset needed for the proper conduct of the Business is in reasonable repair and working order (fair wear and tear excepted).

9.3                                          The tangible assets of the Company at Completion will include, without limitation, the items of computer hardware, plant and equipment set out in Schedule 5;

10.                                          Contracts with connected persons

10.1                                    There are no loans made by the Company to any of its directors or shareholders and/or any person connected with any of them and no debts or liabilities owing by the Company to any of its directors or shareholders and/or any person connected with them as aforesaid.

10.2                                    There are no existing contracts or arrangements to which the Company is a party and in which any of its directors or shareholders and/or any person connected with any of them is interested.

11.                                          Employment arrangements

11.1                                    The director listed in Schedule 2 is the only director of the Company.

11.2                                    The particulars disclosed in the Disclosure Letter in relation to each officer and employee of the Company show:

(a)                                          all remuneration payable and other benefits provided or which the Company is bound to provide (whether now or in the future) including particulars of all profit sharing incentive and bonus arrangements to which the Company is a party whether legally binding on the Company or not;

(b)                                         age and commencement date of the contract and the date on which their continuous service began; and

(c)                                          a representative sample of the standard terms and conditions of employment with the Company including the current employees handbook;

(d)                                         length of notice of all employees who have contractual notice of more than one month necessary to terminate each contract.

11.3                                    The Disclosure Letter includes details of all persons who are not employees and who are providing services to the Company or under an agreement which is not a contract of employment with the Company (including, in particular, where the individual acts as a consultant) and copies of any such contracts are attached to the Disclosure Letter.

11.4                                    The Disclosure Letter includes details of all employees of the Company who are on secondment, maternity, paternity, adoption or other leave or absent due to ill-health or for any other reason.

11.5                                    Every employee of the Company who requires a work permit to work in the United Kingdom has a current work permit or other permission and all necessary permission to remain in the United Kingdom.

11.6                                    No offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

11.7                                    The acquisition of the Shares by the Buyer and compliance with the terms of this Agreement will not enable any Directors, officers of senior employees of the Company to terminate their employment or receive any payment or other benefit.

11.8                                    All contracts between the Company and its Directors, employees comply with any relevant requirements of section 319 of the Companies Act 1985.

11.9                                    The Company has not incurred any liability for failure to provide information or to consult with employees under any employment legislation.

11.10                              The Company has not made or agreed to make a payment or provided or agreed to provide a benefit to a present or former Director of officer, employee to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

11.11                              No subject access requests made to the Company pursuant to the Date Protection Act 1998 by employees are outstanding and the Company have complied with the provisions of the Data Protection Act 1998 in respect of all personal data held or processed by them relating to their employees, and former employees.

11.12                              The Company shall not alter (whether to take effect prior to, on or after the Completion Date) any of the terms of employment or engagement of any of the employees (without the prior written consent of the Buyer).

11.13                              The Company has not nor will it transfer any employee from working for the Company, induce any employee to resign their employment or agree to transfer any employee from the Company (without the prior written consent of the Buyer).

11.14                              There are no sums owing to or from any employee other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

11.15                              The Company has not offered, promised or agreed to any future variation in the contract of any employee.

11.16                              The Disclosure Letter includes true, complete and accurate copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives (whether binding or not) and details of any such unwritten agreements or arrangements which may affect any Employee

11.17                              No employee has claimed that the Company has failed to:

(a)                                          perform all obligations and duties they are required to perform, whether or not legally binding and whether arising under contract, statute, at common law or in equity or under any treaties including the EC Treaty or laws of the European Community or otherwise; and

(b)                                         comply with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not).

12.                                          Statutory and legal requirements

12.1                                    All statutory, municipal, governmental, court and other requirements applicable to the carrying on of the business of the Company, the formation, continuance in existence, creation and issue of securities, management, property or operation of the Company have been complied with all material respects, and all permits, authorities, licences and consents key to the operation of the business have been obtained and all conditions applicable thereto complied with and so far as the Seller is aware there are no circumstances which are likely to lead to the suspension, alteration or cancellation of any such permits, authorities, licences or consents.

12.2                                    The Company has not committed and is not liable for any criminal, illegal, unlawful, ultra vires or unauthorised act or breach of covenant, contract or statutory duty.

12.3                                    No person, not being a director of the Company, has any actual or ostensible authority, whether under a power of attorney, agency agreement or otherwise, to commit the

                                                         Company to any obligation other than an obligation of a nature which it is usual for it to incur in the ordinary course of its business.

13.                                          Records and registers

The records (including computer records), statutory books, registers, minute books and books of account of the Company are duly entered up and maintained in accordance with all legal requirements applicable thereto and all such books and all records and documents (including documents of title) which are its property are in its possession or under its control and all accounts, documents and returns required to be delivered or made to the Registrar of Companies have been duly and correctly delivered or made and there has been no notice of any proceedings to rectify the register of members of the Company and there are no circumstances which might lead to any application for rectification of the register of members.

14.                                          Insurance

The Disclosure Letter contains brief details of all insurance policies held by the Company.  In respect of such insurances:

(a)                                          all premiums have been duly paid to date;

(b)                                         all the policies are in full force and effect and so far as the Seller is aware are not voidable on account of any act, omission or non-disclosure on the part of the insured party nor could they be declared null and void or as a consequence of which any claim might be rejected;  and

(c)                                          there are no circumstances which would give rise to any claim and no insurance claim is outstanding.

15.                                          Agreements and capital commitments

15.1                                    The Company:

(a)                                          has no material capital commitments;

(b)                                         has not become bound and no person has become entitled (or with the giving of notice and/or the issue of a certificate and/or the passage of time or otherwise may become entitled) to require it to repay any loan capital or other debenture, redeemable preference share capital, borrowed money or grant made to it by any governmental or other authority or person prior to the stipulated due date;

(c)                                          is not a party to any agreement which is terminable as a result of the entry into or completion of this Agreement and the execution, delivery, completion or performance of this Agreement and the transaction contemplated by it shall not constitute an “event of default” (however described and including any right to termination, acceleration or compensation) or an event which becomes an “event of default” upon the passage of time, under any agreement to which the Company or any of its assets are bound;

(d)                                         is not bound by any guarantee or contract of indemnity or suretyship under which any liability or contingent liability is outstanding;

(e)                                          has not entered into any agreement which requires or may require, or confers any right to require, the sale (whether for cash or otherwise) or the transfer by it of any asset;

(f)                                            is not a party to any joint venture, consortium, partnership, unincorporated association or profit sharing arrangement or agreement;

(g)                                         is not a party to or enjoys the benefit of any agreement requiring registration or notification under or by virtue of any statute; or

(h)                                         is not in default of any agreement or arrangement to which it is a party,

and for the purposes of this clause 15.1 “material” means more than £1,000.

15.2                                    So far as the Seller is aware the Company is not a party to any contract or arrangements binding upon it for the purchase or sale of property or the supply of goods or services at a price materially different to that reasonably obtainable on an arm’s length basis.

16.                                          Borrowings and facilities

Full details of all limits on the Company’s bank overdraft facilities and all borrowings of the Company are set out in the Disclosure Letter and the Company is not in breach of any of their terms.

17.                                          Insolvency

17.1                                    No administrator, administrative receiver, receiver (including Law of Property Act receiver), manager of assets, liquidator (including provisional liquidator) or any other similar officer has ever been appointed in respect of the whole or any part of the assets or undertaking of the Company and no order has been made, petition presented or resolution passed for the purpose of the making of any order in relation to administration, administrative receivership, receivership, liquidation, management of assets or any other similar situation of the Company.

17.2                                    The Company is neither insolvent nor unable to pay its debts as they fall due (as such expression is defined in either sub-section (1)(a) to (d) (inclusive) or sub-section (2) of Section 123 of the Insolvency Act 1986).

17.3                                    No voluntary arrangement (as referred to in the Insolvency Act 1986) or scheme of arrangement as regards its creditors has been proposed by the Directors or is in operation in relation to the Company.

17.4                                    The Company has not entered into any transaction nor been given a preference to which Sections 238, 239 or 423 of the Insolvency Act 1986 apply.

18.                                          Intellectual Property

18.1                                    Ownership and Functions

(a)                                          The Company is:

(i)                                              the sole legal and beneficial owner of the Intellectual Property Rights set out in Part 1 of Schedule 3 (the “Owned IP”); and

(ii)                                           the lawful licensee of the Intellectual Property Rights set out in Part 2 of Schedule 3 (the “Licensed IP”).

(b)                                         The Owned IP is owned by the Company, is valid, unencumbered, enforceable and subsisting and nothing has been done or omitted to be done by the Company which may cause any of it to cease to be so.

(c)                                          Material details of all:

(i)                                              trade marks, service marks, domain names and business or trading names, whether registered or unregistered, used by the Company;

(ii)                                           registrations and applications for registration of any Intellectual Property Rights owned by the Company or proceeding in the name of the Company;

(iii)                                        unregistered Intellectual Property Rights which are material to the Business;

(iv)                                       Licensed IP; and

(v)                                          software in which, or in relation to which, the Company holds, owns or otherwise uses any Intellectual Property Rights.

          are contained in Schedule 3.

(d)                                         The O2C Software performs the functions and has the features and otherwise complies with the description in Schedule 9.

18.2                                    Maintenance

(a)                                          The Company has:

(i)                                              taken all reasonable steps that it is reasonably necessary or desirable for the protection of the Owned IP and all of its rights in the Licensed IP; and

(ii)                                           all renewal and extension fees in respect of any registered Owned IP have been paid as and when they have become due.

(b)                                         Documents and materials created by or received by the Company:

(i)                                              that evidence to the right, title and interest of the Company to the Owned IP and the Licensed IP, including without limitation any licences of the Licensed IP (save where such licences are on the Licensor’s standard licensing terms or relate to open source software;  and

(ii)                                           necessary for the pending prosecution or maintenance (as applicable) of all current registrations and applications for registrations in relation to the Owned IP;

form part of the records or materials in the possession or ownership of the Company.

18.3                                    Dealings and adequacy of rights

(a)                                          None of the Owned IP is subject to any Encumbrance or licence other than as set out in the Part 3 of Schedule 3 (the “Third Party Licences”).

(b)                                         The Company has not:

(i)                                              authorised or otherwise expressly or impliedly permitted any use whatsoever of Owned IP; or

(ii)                                           granted to any third party any right or interest in respect of such Owned IP;

          other than under a Third Party Licence.

(c)                                          A list of all Third Party Licences is contained in Part 3 of Schedule 3.

(d)                                         All Owned IP or Licensed IP will be available for use by the Company on substantially identical terms and conditions immediately following Completion, without further action or payment by the Purchaser.

(e)                                          The Owned IP and the Licensed IP comprises all the Intellectual Property Rights reasonably necessary to carry on the Business as at the date of this Agreement.

18.4                                    Infringements

(a)                                          No activities, documents, materials (whether in tangible or intangible form), software, web sites, products, services or processes of the Company (or any licensee under any Third Party Licences in relation to the Owned IP or Licensed IP) infringe or have infringed, any Intellectual Property Rights of a third party or involve or have involved the unlicensed use of a third party’s confidential information or give or have given rise to liability to pay compensation.

(b)                                         No third party has made or is making any unauthorised use of, or has infringed or is infringing, any Owned IP or Commercial Information owned by the Company and no third party or competent authority has made any claim, challenge or opposition, against the Company in relation to the Owned IP or Licensed IP or Commercial Information owned by the Company.

(c)                                          No third party has registered or applied to register in any country any Intellectual Property Rights or Commercial Information made, or claimed to be owned, by the Company.

(d)                                         No Third Party Licence, or other agreement in relation to the Owned IP or any licence of the Licensed IP to the Company, has been the subject of any material breach by the Company and the Company has not formally waived any material breach of any other party, and no notice or knowledge of material breach of or termination of any Third Party Licences has been received by the Company.

(e)                                          The Company is not subject to any order or injunction or other restrictive measure or undertaking imposed by any court or other body of competent jurisdiction in relation to the Owned IP or Licensed IP (including, without limitation, any prohibition or restriction on use).

18.5                                    Confidential Information

(a)                                          All Confidential Information owned by the Company has at all times been kept confidential by the Company and the Company has not disclosed (except in the ordinary course of business and in the case of a material disclosure, subject to a binding confidentiality obligation) any of its Confidential Information other than to its employees and professional advisors.

(b)                                         The Company is entitled to use all of its Confidential Information in its possession and there are no restrictions on the use of that Confidential Information.

18.6                                    Claims

(a)                                          No claims, disputes or proceedings in respect of Owned IP or Licensed IP have been settled by the Company at any time prior to Completion.

(b)                                         There are and have been no claims, formal disputes or proceedings which have a material adverse effect on:

(i)                                              the Company’s ownership of the Owned IP;

(ii)                                           the Company’s use of the Licensed IP;

(iii)                                        the right of the Company (and any licensee of the Company) to use anywhere in the world any of the Owned IP or the Licensed IP.

(c)                                          No party (whether individual, partnership, or company) retained, commissioned, employed or otherwise engaged by the Company from time to time and who, in the course of such engagement created, discovered or developed work in which Intellectual Property Rights subsists has made any claim to the Company relating to:

(i)                                              any right, title or interest in such Intellectual Property Rights;  or

(ii)                                           any compensation or remuneration in relation to such Intellectual Property whether under section 40 of the Patents Act 1977 or equivalent legislation in the world or otherwise;

at any time prior to Completion, save those details of which are set out in Part 3 of Schedule 3.

18.7                                    Data protection

In respect of any personal data processed by the Company, the Company:

(a)                                          has made all necessary registrations and notifications of its particulars in accordance with the Data Protection Act 1998 and regulations made under it

                                                        (the “Data Protection Legislation”) and has listed all notifications and registrations in the Disclosure Letter;

(b)                                         all details supplied to the Information Commissioner in relation to each application for registration or notification referred to in clause 18.7(a) above are accurate and complete;

(c)                                          complies with the Data Protection Legislation (including but not limited to the Data Protection Principles set out in the Data Protection Legislation) and any guidance notes or guidelines issued by the Information Commissioner;

(d)                                         no notice of any kind has been served on the Company by the Information Commissioner under any provision under any part of the Data Protection Legislation or any analogous legislation in any part of the world; and

(e)                                          no notice of any kind has been served on the Company by the Information Commissioner under any provision under any part of the Data Protection Legislation or any analogous legislation in any part of the world.

19.                                          Competition, anti-trust and cartels

19.1                                    The Company has not done anything which, and is not a member or party to any agreement or arrangement which, contravenes or requires registration or notification under any of the provisions of the Fair Trading Act 1973, the Restrictive Trade Practices Acts, the Resale Prices Act 1976, the Treaty of Rome, the Competition Act 1980 or the Competition Act 1998 or so far as the Seller is aware any other anti-trust, anti-monopoly or anti-cartel legislation or regulation in any country of the world in which or with which it does business.

20.                                          Financial Services

20.1                                    The Company does not carry on nor has it carried on at any time any designated investment business (as defined under FSMA) in the United Kingdom in relation to which it is required to apply to the Financial Services Authority for a Part IV permission and be an authorised person nor has the Company contravened, or received notice from the Financial Services Authority or any other regulator that it may have contravened any provision of FSMA or any orders, rules or regulations made thereunder.

20.2                                    Further to 20.1 above, to the extent that the Company carried on business on or prior to 30 November 2001, the Company did not at any relevant time carry on investment business in the United Kingdom within the meaning of the Financial Services Act 1986 in relation to which it would have been required to be an authorised person (as defined in the said Act) nor did any such Company contravene, or receive notice from the Financial Services Authority or any other regulator that it may have contravened any provision of the said Act or any orders, rules or regulations made thereunder.

SCHEDULE 6

Revenue Stream

MWB group
REGUS group
VNS
Citycall
Verve Venue
Mitel
MLS
Team Phone
Eckoh Technologies

This includes Septembers Receivables of £37,711 + VAT

SCHEDULE 7

Limitation on Liability

1.                                                No Claim shall be enforceable (save in the case of any liability based upon fraud) unless notice in writing giving reasonable details of the relevant facts of such Claim shall have been received by the Seller as soon as is reasonably practicable, and in any event within 60 Business Days of the Buyer becoming aware of such cause of action and by a date occurring not later than the date 2 years after the Completion Date.

2.                                                If the Seller pays to the Purchaser an amount in respect of a Claim and the Purchaser subsequently recovers from another person an amount which is referable to the matter giving rise to the Claim the Buyer shall promptly pay to the Seller an amount equal to the amount paid by the Seller in respect of the Claim or the amount if less of the Sum Recovered.

3.                                                For the purpose of this clause “Sum Recovered” means an amount equal to the total of the amount recovered from the other person less any tax computed by reference to the amount recovered from the person payable by the Buyer or the Seller in recovering the amount from the person and reasonable costs payable by the Buyer in making any such recovery.

4.                                                A Claim notified in accordance with paragraph 1 above and not satisfied, settled or withdrawn shall be unenforceable against the Seller on the expiry of the period of 6 months starting on the date of notification of the Claim unless proceedings in respect of the Claim have been issued and served on the Seller.

5.                                                The Seller shall not be liable:

5.1                                          in respect of any Claim:

(a)                                          if and to the extent that such Claim occurs as a result of any legislation not in force at the date of this Agreement which takes effect retrospectively;

(b)                                         if and to the extent that such Claim arises directly or indirectly from any act, omission, transaction or arrangement after Completion by the Buyer or any member of the Buyer’s Group;

(c)                                          including a claim under the Tax Warranties, to the extent that the Buyer has recovered under an indemnity against any loss or damage suffered by arising out of such breach or claim under the terms of any insurance policy of the Buyer; or

(d)                                         to the extent that any such Claim or matter relates to any liability which is contingent only unless and until such contingent liability becomes an actual liability and is due and payable (but this is without prejudice to the right of the Buyer to notify a claim under 1.1 and issue proceedings whilst such claim remains contingent); or

(e)                                          for any liability which arises not in the ordinary course of business of the Buyer after Completion.

6.                                                The Buyer shall not be entitled to claim that any fact or circumstance constitutes a breach of any of the Warranties if such fact or circumstance has been fairly disclosed in the Disclosure Letter or if Nicholas Topham or Adam Bishop being officers and employees of the Buyer’s Group and people under their direction have actual knowledge of such fact or circumstance at the date of Completion.

7.                                                If any Claim comes to the notice of the Buyer by reason or in consequence of which the Seller may be liable under the Warranties, the Buyer shall:

7.1                                          not make any admission of liability, agreement or compromise with any person, body or authority in relation thereto of the Seller, without having first consulted the Seller on such matter (but the Buyer shall not be obliged to follow the recommendations or requests of the Seller in that respect); and

7.2                                          give the Seller and its professional advisers reasonable access to the premises and personnel of the Purchaser and to any relevant chattels, documents and records within the power, permissions or control of the Buyer to enable the Seller and its professional advisers to examine such chattels, accounts, documents and records and take copies or photocopies of them at its own expense save where such documents or information are subject to legal privilege.

8.                                                The Buyer shall take action as the Seller may reasonably request to avoid, dispute, resist, appeal, compromise or defend or mitigate any claim which would give rise to a Claim including (without prejudice to the generality of the foregoing) instructing such solicitors or other professional advisers as the Seller may nominate to act in the name of and on behalf of the Buyer at the Seller’s cost, but in accordance with the instructions of the Seller and so that such action shall be delegated entirely to the Seller unless to do so would have a material adverse effect on the Company.

9.                                                The amount of any successful Claim against the Seller under the Warranties including a claim under the Tax Warranties shall to the extent permissible be deemed to constitute a reduction in the Purchase Price.

10.                                          For the avoidance of doubt, nothing in this Schedule shall in any way restrict or limit the general obligation at law of the Buyer to mitigate any loss or damage which it may suffer in consequence of any breach by the Seller of the terms of this Agreement.

11.                                          Notwithstanding any other provision of this Agreement, none of the limitations set out in clause 11 and this Schedule shall apply to any Claim against the Seller when it can be proved by the Buyer that such claim is based on any dishonest or fraudulent act or dishonest or fraudulent omission or fraudulent misrepresentation of or by or on behalf of the Seller.

SCHEDULE 8

Buyer’s Warranties

1.                                                Definitions

In this Schedule 8, the following words and expressions shall have the following meanings:

“Buyer’s Subsidiaries” means members of the Vistula Group (but excluding for all purposes of this schedule the Company;

“Capital Stock” means, with respect to any Person, any and all shares, interests, warrants, options, participations, rights to acquire or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued subsequent hereto, including, without limitation, all series and classes of common stock and preferred stock;

“Common Stock” means the common stock of the Buyer;

“Consideration Shares” means the shares to be issued to the Seller in satisfaction of the Purchase Price pursuant to the terms of this Agreement;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time;

“Form 8-K” means that certain Form 8-K filed by the Company on 15 August 2006 but excluding the financial statements included therein and the exhibits attached thereto and any documents incorporated therein by reference;

“Person” means any individual, partnership, limited liability company, corporation, joint venture, association, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity of whatever nature;

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time;

“SOXA” means the U.S. Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time; and

“Transaction Documents” means this Agreement, the Disclosure Letter and the Employment Agreement.

2.                                                Organization, Good Standing and Qualification

The Buyer is a corporation duly incorporated, validly existing and is in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own its properties and to carry on its business as now conducted and as currently proposed to be conducted after giving effect to the consummation of the transactions contemplated by this Agreement.

3.                                                Authorisation

The Buyer has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to carry out and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of and the performance under this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by all necessary corporate action and any required stockholder action on the part of the Buyer.  This Agreement and the Transaction Documents to which it is a party have been duly executed and delivered by the Buyer and are legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as limited by (i) status of limitation, lapse of time, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting the rights of creditors generally or by general principles of equity and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The Consideration Shares, when issued in compliance with the provisions of this Agreement, will be duly authorised, validly issued, fully paid and nonassessable.  The Consideration Shares will be free of any Encumbrances, charges or liens other than those created by or imposed upon the holders thereof through no action of the Buyer, and the Consideration Shares will be free of restrictions on transfer, other than the restrictions on transfer under the Transaction Documents and pursuant to applicable US federal and state securities laws.

4.                                                Absence of Defaults and Conflicts

The Buyer and the Buyer’s Subsidiaries are not in violation of their respective articles of incorporation, memorandum of association, certificate of formation, bylaws, operating agreement or other organizational documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, agreement, lien, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it is bound, or to which either of the property or assets of the Buyer  or any of the Buyer’s Subsidiaries is subject (collectively, the “Agreements and Instruments”), except where the violation could not reasonably be expected to have a material adverse effect; and the execution and delivery of and performance under this Agreement, the Transaction Documents and any other Agreements and Instruments, and the consummation of the transactions contemplated herein or therein (including without limitation the issuance of the  Shares) and compliance by the Buyer and the Buyer’s Subsidiaries with their respective obligations hereunder and thereunder, do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of or a default under, or result in the creation or imposition of any Encumbrance upon any property or assets of the Buyer or any of the Buyer’s Subsidiaries pursuant to such Agreements and Instruments, nor will such actions result in any violation of or require any notice, consent or waiver or trigger any change of control provisions of the articles of incorporation or formation, bylaws, operating agreement or other organizational documents of the Buyer or any of the Buyer’s Subsidiaries or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any court or governmental authority having jurisdiction over the Buyer, any of the Buyer’s Subsidiaries or any of their respective assets or properties.

5.                                                Absence of Proceedings

There is no action, suit or proceeding, claim, arbitration or investigation before or by any court, arbitrator, arbitrational body or governmental authority, pending or so far as the Buyer is aware, threatened in writing, against the Buyer or any of the Buyer’s Subsidiaries, or affecting any of the properties or assets of  the Buyer or any of the Buyer’s Subsidiaries which individually or in the aggregate would have a material adverse effect or relating to the transactions contemplated by this Agreement or the other Transaction Documents.  So far as the Buyer is aware, there is no action pending or threatened in writing against any of its officers, directors or employees in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of the Buyer.  None of the Buyer or any of the Buyer’s Subsidiaries or any of their respective assets or properties is subject to the provisions of any order, writ, injunction, judgment, ruling, decision or decree of any court, arbitrator, arbitrational body or governmental body which would reasonably be expected to have a material adverse effect.

6.                                                Consents

No governmental approval, consent or authorization or other approval, consent or authorization is required on the part of the Buyer or any of the Buyer’s Subsidiaries in connection with the execution, delivery or performance of this Agreement or the other Transaction Documents to which they are a party and the transactions to be consummated hereby and thereby, other than filings required to be made after the Completion under applicable federal and state securities or “blue sky” laws (which filings will be made by the Buyer in accordance with such laws).

7.                                                Capitalization

Upon issuance thereof, the Consideration Shares will be free of any Encumbrances other than restrictions on transfer under U.S. federal and state securities laws and the Transaction Documents.  The Consideration Shares will be duly authorised, validly issued, fully paid and nonassessable, and owned by the Seller, free from Encumbrances other than restrictions on transfer under the U.S. federal and state securities laws and as set out in the legend displayed on share certificates.

8.                                                SEC Reports

The Buyer has filed on a timely basis with the SEC all forms, reports, schedules, registration statements, definitive proxy or information statements and other documents required to be filed by the Buyer with the SEC since 5 December 2004 (as they have been amended since the time of their filing, and including any documents filed as exhibits thereto as well as any Current Reports on forms 8-K that have been filed with or furnished to the SEC, collectively, the “SEC Reports”).  With respect to each SEC Report (including, without limitation, any financial statements or schedules included or incorporated by reference therein) filed prior 5 December 2004, to the best of the Buyer’s knowledge, and with respect to each SEC Report (including, without limitation, any financial statements or schedules included or incorporated by reference therein) filed on or after 5 December 2004, each such SEC Report complied in all material respects with the requirements of the Exchange Act and the Securities Act that are or were applicable to such SEC Report, and none of the SEC Reports contained when filed or contains any untrue statement of a material fact or omitted to state a material fact required to be stated

therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

9.                                                Trading Group

The Buyer is a trading company and a holding company of a trading group for the purposes of Paragraphs 22A and 22B of Schedule A1 of the Taxation of Chargeable Gains Act 1992 and there are no circumstances by reason of which it may cease to be a trading company and holding company of a trading group for such purposes.

SCHEDULE 9

O2C Business

Goodmanblue provides a range of solutions to enable service providers to provision, manage and bill products and services.  Our systems are entirely seamless and integrated.  They are designed to cope with specific customer requirements and changing technology, while allowing new services to be installed and configured quickly and easily, so that the end users — your customers — benefit from clearly presented and logical information that helps them subscribe to, use and manage services in real time.

The Order to Cash product suite 4.0 is a series of integrated modules which automate the management of telecoms products and services, from ordering through to cash management.  Because the system is entirely modular, O2C can manage a wide range of services across several sites, from Ethernet, DSL to VoIP.  It is designed so that each module can work as a stand-alone application and also be integrated with other modules and existing systems.  Intuitive (and adaptable) menus and wizards make the system easy to install, set up and use.

Key features and benefits are listed below:

Customer driven approach — Goodmanblue’s O2C software was created and developed in order to support customer led organisations.  It is the combination and integration of service elements such as pre-sales, sale channels, orders, workflow, rating and billing, service investigation across the service delivery timeline that ultimately provides a compelling customer experience.

Figure 2: Comprehensive customer experience driven solution

As illustrated in Figure 2, O2C was developed with the implicit understanding that the holistic customer experience is the product and not the feature set of the deployed technology.  Its end-to-end modular design enables fast delivery of fully productised solutions.  The modular architecture also enables service providers to retain and improve the performance of their sunk system investments.

•                        Zero touch order to cash management

Figure 3: O2C modular architecture

Tight module integration enables real-time automation of order to cash processes (see Figure 3), eliminating the need for manual intervention. This dramatically reduces operating costs while improving service delivery and customer service.

•                        Real time ordering and provisioning via self-service web interfaces - An easy to use interface enables service providers or resellers and partners to create and track orders online.  In a few easy steps, service providers can over the web check availability for a given service, generate, maintain, cancel, disconnect, complete or resubmit an order, assign users to telephone numbers, enter customer details and manage number porting documentation.  Activation timescales are given upfront and a confirmation is automatically sent back once real-time provisioning of services onto the network has been successful.  Partners and resellers can provision orders onto the system via a white-labeled web portal that can be re-branded.  This portal can be used to track these orders in real time.  End-users can also configure/maintain services through a web portal as well as access their bills online.

•                        Rapid deployment and iteration of new services - The web portal enables users to quickly set-up call charge sheets, define new feature packages, minute bundling and customer discounts.  O2C’s modules have the flexibility to support new service delivery and billing processes with no impact on the web interface, hence reducing training requirements.  O2C can therefore support changing organisational, product and functional needs and transition from the tactical to the strategic solution without having to re-train staff.

•                        Dynamic workflow engine - Orders are passed to the workflow engine for decomposing into their component parts from which they can be automatically provisioned or passed to the appropriate internal or external systems for action.  The dynamic workflow engine has performed all of the following automated functions for several of our clients: validation of service addresses, real time provisioning of services onto the network, manage emergency and directory enquiry services, set up account records in customer master file, credit status, manage number porting, customer contract management, delivery of user names and passwords via Messaging centre (Emails, SMS messaging).

•                        One unique, complete, real-time view of the customer - The main benefit of integrated modules is that customer information needs to be entered only once. Customer data is therefore unique, complete and updated in real-time across the whole solution, improving accuracy, customer service and data integrity.

•                        Modular and Flexible solution - O2C is a modular and flexible solution that meet the demands of a complex and changing systems architecture. While each module (see Figure 6) was designed to deliver maximum automation as a result of tight integration, each module can also be deployed as a stand-alone application and can be integrated with existing systems.  This ensures that our clients can protect and improve the performance of existing OSS and BSS systems.

•                        Scalable and carrier grade solution - O2C is a carrier grade solution that can satisfy thousands or orders per month.

•                        Ease of integration — O2C’s open interfaces and mediation layer facilitate integration with most OSS and BSS systems.  Currently supported interfaces include: Sonus, Tekelec, Convedia, IP-Unity, Clarify, Siebel, PeopleSoft, Arbor, Credit Control, EHPT Mediation, Oracle accounts, Sun Accounts, Remedy and Sage.

The order to cash cycle can be mapped to the BSS core components, as illustrated in Figure:

Figure 4 — BSS Core Components

SIGNED and DELIVERED as a DEED	)
by SCOTT LEE GOODWIN in the	)	/s/ Scott Lee Goodwin
presence of :	)

Signature of witness:

Name:

Occupation:

Address:

SIGNED and DELIVERED as a DEED	)
for and on behalf of VISTULA	)
COMMUNICATION SERVICES, INC.	)	/s/ Adam Bishop
acting by:	)

Name: Adam Bishop

Title: President,Vistula Limited